EXECUTION COPY

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

AIRCRAFT LEASING ASSOCIATES, L.P.

among

TIFD II INC.

TRANSPORTATION & INDUSTRIAL FUNDING CORPORATION

and

POTOMAC AIRCRAFT LEASING CORPORATION

DATED DECEMBER 2, 1993

SECTION 6.	ROLE OF LIMITED PARTNERS	45
6.1	Rights or Powers	45
6.2	Voting Rights	45
6.3	Procedure for Consent	45
SECTION 7.	REPRESENTATIONS, WARRANTIES AND COVENANTS	46
7.1	In General	46
7.2	Representations, Warranties and Covenants	46
7.3	Additional Representations, Warranties and Covenants By Investor	50
7.4	Additional Representations, warranties and Convenants By TIFC and Assetco	50
7.5	Indemnification and Cooperation regarding claims	51
7.6	Damage Payments	52
SECTION 8.	ACCOUNTING, BOOKS AND RECORDS	52
8.1	Accounting, Books and Records	52
8.2	Reports	53
8.3	Tax Matters Partner; Tax Information	54
SECTION 9.	AMENDMENTS	55
9.1	Amendments	55
9.2	Voting and Consent	55
SECTION 10.	TRANSFERS	55
10.1	Restriction on Transfers	55
10.2	Permitted Transfers	56
10.3	Conditions to Permitted Transfers	56
10.4	Prohibited Transfers	58
10.5	Rights of Unadmitted Assignees	58
10.6	Admission of Substituted Partner's	59
10.7	Distributions and Allocations in Respect of Transferred Interests	59
10.8	Retirement of Investor's Interest	60
SECTION 11.	GENERAL PARTNER	62
11.1	Covenant Not to Withdraw, Transfer, or Dissolve	62
11.2	Termination of Status as General Partner	63
11.3	Election of Additional General Partners	64
SECTION 12.	DISSOLUTION AND WINDING UP	64
12.1	Dissolution Events	64
12.2	Winding Up	66
12.3	Compliance With Certain Requirements of Regulations Deficit Capital Accounts	68
12.4	Deemed Distribution and Recontribution	69
12.5	Rights of Partners	70
12.6	Notice of Dissolution	70
12.7	Allocations and Payments During Period of Liquidation	70
SECTION 13.	POWER OF ATTORNEY	71
13.1	General Partner as Attorney-In-Fact	71
13.2	Nature as Special Power	72
SECTION 14.	MISCELLANEOUS	72
14.1	Notices	72
14.2	Binding Effect	73
14.3	Construction	73
14.4	Time	73
14.5	Headings	74
14.6	Severability	74
14.7	Incorporation by reference	74
14.8	Further Action.	74
14.9	Variation of Pronouns	74
14.10	GOVERNING LAW	74
14.11	Waiver of Action for Partition; No Bill For Partnership Accounting	75
14.12	Counterpart Execution	75
14.13	Sole and Absolute Discretion	75
14.14	Specific Performance	75
14.15	No Material Impairment	75
14.16	Duties and Liabilities of Partners	76
14.17	WAIVER OF JURY TRIAL	76
EXECUTION COPY
AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AIRCRAFT LEASING ASSOCIATES, L.P.

This AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP is entered into and shall be effective as of the 2nd day of December, 1993, by and among TIFD II INC. ("Assetco" or the "General Partner"), a Delaware corporation, as the General Partner, and TRANSPORTATION & INDUSTRIAL FUNDING CORPORATION ("TIFC"), a Delaware corporation and POTOMAC AIRCRAFT LEASING CORPORATION ("Investor"), a Nevada corporation, as the Limited Partners, pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, on the following terms and conditions:

SECTION 1. THE PARTNERSHIP

               1.1   Formation.

               The Partnership was formed on November 19, 1993 as a limited partnership between TIFC and Assetco pursuant to the provisions of the Act and upon the terms and conditions set forth in the Agreement of Limited Partnership of Aircraft Leasing Associates, L.P. (the "Original Partnership Agreement"). The Partners hereby agree to continue the Partnership as a limited partnership pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement. The Partners hereby amend and restate the Original Partnership Agreement in its entirety as set forth herein. Simultaneously with the execution and delivery of, and pursuant to, this Agreement, Investor shall be admitted as a Limited Partner.

               1.2   Name.

               The name of the Partnership shall continue to be Aircraft Leasing Associates, L.P., and all business of the Partnership shall continue to be conducted in such name or, with the unanimous consent of the Partners, under any other name.

               1.3   Purposes.

               The primary purposes of the Partnership are to acquire, manage, protect, and conserve the Schedule A Assets and to perform its obligations under the Transaction Documents. Other purposes of the Partnership are to acquire, manage, protect and conserve the other assets described in Section 5.3(m) hereof as may be acquired by the Partnership, to invest funds in Permitted Investments, to make such additional investments and engage in such additional business endeavors as may be authorized pursuant to this Agreement, and to engage in any and all activities related or incidental thereto.

               1.4.   Principal Place of Business.

          The principal place of business of the Partnership shall be at 3720 Howard Hughes Parkway, Suite 170, Las Vegas, Nevada 89109, Attn: Bryan Glaus. The General Partner may change the principal place of business of the Partnership to any other place with the unanimous consent of the Partners.

               1.5   Term.

               The term of the Partnership commenced on the date the certificate of limited partnership of the Partnership described in section 17-201 of the Act (the "Certificate") was filed in the office of the Secretary of State of Delaware and shall continue until the earlier to occur of December 31, 2020, or the winding up and liquidation of the Partnership and the completion of its business following a Dissolution Event, as provided in Section 12 hereof.

               1.6   Filings; Agent for Service of Process.

               (a)     The General Partner caused the Certificate to be filed in the office of the Secretary of State of Delaware in accordance with the provisions of the Act. The General Partner shall take any and all other actions necessary to perfect and maintain the status of the Partnership as a limited partnership under the laws of Delaware. The General Partner shall cause amendments to the Certificate to be filed whenever required by the Act. Such amendments may be executed on behalf of the Partnership by the General Partner and by each other general partner designated in the amendment as a new general partner.

               (b)     The General Partner shall execute and cause to be filed original or amended certificates and shall take any and all other actions as may be necessary to perfect and maintain the status of the Partnership as a limited partnership or similar type of entity under the laws of any jurisdiction in which the Partnership engages in business.

               (c)     The registered agent for service of process on the Partnership shall continue to be The Corporation Trust Company or any successor as appointed by the General Partner in accordance with the Act. The.registered office of the Partnership in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

               (d)     Upon the dissolution and completion of the winding up and liquidation of the Partnership, the General Partner (or, in the event there is no General Partner, any Person appointed pursuant to Section 12.2 hereof) shall promptly execute and cause to be filed appropriate certificates of cancellation or dissolution in accordance with the Act and the laws of any jurisdiction in which the Partnership has filed certificates.

               1.7   Title to Property.

               All real and personal property owned by the Partnership shall be owned by the Partnership as an entity and no Partner shall have any ownership interest in such property in its individual name or right. Each Partner's Interest shall be personal property for all purposes.

               1.8   Payments of Individual Obligations.

               The Partnership's credit and assets shall be used solely for the benefit of the Partnership. No asset of the Partnership shall be transferred or encumbered for or in payment of any individual obligation of any Partner.

               1.9   1ndependent Activities; Transactions with Affiliates.

               (a)     Affiliates of the General Partner and, so long as the General Partner is in satisfaction of its obligations pursuant to Section 5.1 hereof, the General Partner shall be free to serve any other Person or enterprise in any capacity that it may deem appropriate in its discretion.

               (b)     Except as provided in Section 1.9(a), insofar as permitted by applicable law, each Partner(acting on its own behalf) and each of its Affiliates may engage, notwithstanding this Agreement, in whatever activities they choose, whether the same are competitive with the Partnership or otherwise, without having or incurring any obligation to offer any interest in such activities to the Partnership or any Partner. Neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Partner or its Affiliates from engaging in such activities, or require any Partner to permit the Partnership or, any Partner or its Affiliates to participate in any such activities. As a material part of the consideration for the execution of this Agreement by each Partner, each Partner hereby waives, relinquishes, and renounces any such right or claim of participation.

               (c)     To the extent permitted by applicable law, in furtherance of the purposes of the Partnership set forth in Section 1.3 hereof, and except as otherwise provided in this Agreement, the General Partner, when acting on behalf of the Partnership, is hereby authorized to purchase property from, sell property to, or otherwise deal with any Partner, acting on its own behalf, or any Affiliate of any Partner, provided that any such purchase, sale or other transaction shall be made on terms and conditions which are no less favorable to the Partnership than if the sale, purchase or other transaction had been entered into with an independent third party; provided, however, that any transaction described in this Section 1.9(c) in excess of $250,000 that is not otherwise expressly permitted or contemplated by the Transaction Documents (such permitted transactions to include, without limitation, the acquisition by the Partnership from any Person of assets pursuant to a Master Lease, including without limitation Section 7, 8 or 13 of a Master Lease) shall require the approval of all Partners. Notwithstanding the foregoing, unless the Partners otherwise unanimously agree and subject to Section 5.3 (l) hereof, any sale of Schedule A Assets by the Partnership to an Affiliate must be consummated at a cash price of not less than the Appraised Value of such assets. The Partners agree that this Agreement, the Master Leases, any GECC Loan, the Contribution Agreements, the Fee Agreement, the Trust Agreements, the Assignment and Assumption Agreements, the GECC Demand Note, DRO Pledge Agreement, the Letter Agreement, and the GECC Indemnification Agreement satisfy this third-party standard.

               (d)     Each Limited Partner and any Affiliate thereof may also lend money to, borrow money from, act as a surety,guarantor or endorser for, guarantee or assume one or morespecific obligations of, provide collateral for, and transactother business with the Partnership and, subject to other applicable law, has the same rights and obligations with respect thereto as a Person who is not a Partner. The existence of these relationships and acting in such capacities will not result in the Limited Partners being deemed to be participating in the control of the business of the Partnership or otherwise affect the limitedliability of the Limited Partners. If a Limited Partner or any Affiliate thereof is a lender, in exercising its rights as a lender, including making its decision on whether to foreclose on property of the Partnership, such lender will have no duty to consider (i) its status as a Partner or an Affiliate of a Partner, (ii) the interests of the Partnership, or (iii) any duty it may have to a Partner or the Partnership.

               1.10   Definitions.

               Capitalized words and phrases used in this Agreement have the following meanings:

               "Act" means the Delaware Revised Uniform Limited Partnership Act, as set forth in the Del. Code Ann. Tit. 6, S 17-101 to 17-1109, as amended from time to time (or any corresponding provisions of succeeding law).

               "Additional Capital Contributions" means, with respect to each Partner, any Capital Contributions made by such Partner under this Agreement other than pursuant to Section 2.1 or 2.2 hereof, reduced by the amount of any liabilities of such Partner assumed by the Partnership in connection with such Capital Contribution or which are secured by any property contributed by such Partner as a part of such Capital Contribution. In the event all or a portion of an Interest is transferred in accordance with the terms of this Agreement, the transferee shall be treated as if it made the Additional Capital Contributions of the transferor to the extent they relate to the transferred Interest.

               "Adjusted Capital Account Deficit" means, with respect to any Limited Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

                     (i)     Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2 (g) (1) and 1.704-2 (i) (5) of the Regulations; and

                    (ii)    Debit to such Capital Account the items described in Sections l.704-1(b) (2) (ii) (d) (4), 1.704-1(b) (2) (ii) (d)(5) and 1.704-1 (b) (2) (ii) (d)(6) of the Regulations.
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b) (2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

               "Affiliate" means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any officer, director, general partner or trustee of, or a Person serving in a similar capacity with respect to, such Person, or (iii) any Person who is an officer, director, general partner, or trustee of any Person described in clause (i) or (ii) of this sentence. For purposes of this definition, the term "controlling," "controlled by" or "under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

               "Agreement" or "Partnership Agreement" means this Amended and Restated Agreement of Limited Partnership, as amended from time to time. Words such as "herein," "hereinafter," "hereof," "hereto" and "hereunder," refer to this Agreement as a whole, unless the context otherwise requires.

               "Aircraft" has the meaning set forth in Section 1 of each of the Master Leases.

               "Allocation Year" means (i) the period commencing on the Effective Date and ending on December 31, 1993, (ii) the period commencing on January 1, 2000 and ending on October 31, 2000, (iii) the period commencing-on November 1, 2000 and ending on December 31, 2000, (iv) any twelve (12) month period commencing on January 1 and ending on December 31 beginning after the period set forth in clause (i) and not described in clauses (ii) or (iii) or (v) any portion of the periods described in clauses (i) through (iv) for which the Partnership is required to allocate Profits, Losses and other items of Partnership income, gain, loss or deduction pursuant to Section 3 hereof.

               "Applicable Rate" means seven and one-half percent (7.50%) per annum.

               "Appraisal Date" means:

                    (i)     In the event that the Partnership is liquidated pursuant to Section 12.2 hereof, the Appraisal Date shall be the Dissolution Event Date;

                    (ii)     In the event that Investor is retired pursuant to Section 10.8 hereof, the Appraisal Date shall be the Retirement Allocation Date; and

                    (iii)     In the event that a Schedule A Asset is required to be-appraised under a Master Lease, the Appraisal Date shall be the Expiration Date (without giving effect to any right of renewal under such Master Lease) under such Master Lease with respect to such Schedule A Asset.

               "Appraisal Process" means the procedure, described in this definition, for determining the Appraised Value of any Property (other than cash, temporary investments made pursuant to Section 5.7 hereof or Permitted Investments) as of any applicable Appraisal Date. The Appraised Value finally determined pursuant to the Appraisal Process shall be binding for all purposes of this Agreement and for all purposes of the Master Lease with respect to such Property where such Master Lease requires the appraised fair market value or Fair Rental Value of a Schedule A Asset to be determined by an appraiser selected by the Partnership.

                    (i)     First Appraiser. Investor shall choose an appraiser (x) from the list of appraisers set forth on Schedule B with respect to the appraisal of a Schedule A Asset, or (y) who is nationally recognized as qualified to appraise the asset being appraised, with respect to the appraisal of any asset other than a Schedule A Asset. The appraiser so chosen by Investor shall be instructed by Investor to determine the Appraised Value of such Schedule A Asset as of the applicable Appraisal Date and to deliver such appraisal to the Partnership and Investor no later than twenty (20) Business Days after the Appraisal Date. The value of such Schedule A Asset determined by the first appraiser shall be the finally determined Appraised Value of such Schedule A Asset unless the General Partner elects to choose a second appraiser pursuant to clause (ii) of this definition.

                    (ii)     Second Appraiser. The General Partner may choose a second appraiser (x) from the list of appraisers set forth on Schedule B with respect to the appraisal of a Schedule A Asset, or (y) who is nationally recognized as qualified to appraise the asset being appraised, with respect to the appraisal of any asset other than a Schedule A Asset. The General Partner shall promptly notify the Investor as to whether the General Partner accepts the first appraisal. If the General Partner elects to choose a second appraiser, the General Partner shall instruct such appraiser to determine the Appraised Value of such Schedule A Asset as of the applicable Appraisal Date and to deliver such appraisal to the Partnership and Investor within forty (40) Business Days after the Appraisal Date. If the difference between the first appraisal and the second appraisal is less than or equal to fifteen percent (15%) of the first appraisal, the finally determined Appraised Value of such Schedule A Asset shall be the arithmetic average appraised value of the two appraisals. If this difference is greater than fifteen percent (15%) of the first appraisal, the value of such Schedule A Asset determined by the second appraiser shall be the finally determined Appraised Value of such Schedule A Asset unless the Investor elects to choose a third appraiser pursuant to clause (iii) of this definition.

                    (iii)     Third Appraiser. If the difference between the first appraisal and the second appraisal is more than fifteen percent (15%) of the first appraisal, Investor may choose a third appraiser (not chosen as the first or second appraiser) (x) from the list of appraisers set forth on Schedule B with respect to the appraisal of a Schedule A Asset, or (y) who is nationally recognized as qualified to appraise the asset being appraised, with respect to the appraisal of any asset other than a Schedule,A Asset. Investor promptly shall notify the Partnership as to whether it accepts the second appraisal. If Investor elects to choose a third appraiser, Investor shall instruct such third appraiser to determine the Appraised Value of such Schedule A Asset as of the applicable Appraisal Date and to deliver such third appraisal to the Partnership and Investor within sixty (60) Business Days after the Appraisal Date. The finally determined Appraised Value of such Schedule A Asset shall be the arithmetic average appraised value of the three appraised values determined pursuant to the Appraisal Process.

                    (iv)     Appraisal Costs. The Person choosing the appraiser shall bear the cost of the appraisal. If an appraiser on Schedule B ceases to be in the relevant appraisal business, the Partner that designated such appraiser shall select a substitute appraiser (in the relevant appraisal business) to be included on Schedule B in lieu of the appraiser that ceased to be in the relevant appraisal business, subject to the consent of the other Partners listed on Schedule B as choosing appraisers, which consent shall not be unreasonably withheld or delayed.

               "Appraised Value" means, with respect to any asset being appraised, the price at which such asset would be sold by a willing and informed buyer to a willing and informed seller, neither being under any compulsion to buy or sell, taking into account all factors considered by the appraiser to affect the fair market value of the asset being appraised, as may be finally determined pursuant to the Appraisal Process, provided that with respect to any appraisal obtained in connection with the exercise of GECC's renewal or purchase options under the Master Leases, Appraised Value shall mean Fair Market Value and Fair Rental Value (as each such term is defined in the Master Leases).

               "Assetco" means TIFD II INC., a Delaware corporation, or any successor in interest.

               Assignment and Assumption Agreements" means, collectively, those certain Parent Assignment and Assumption Agreements, each dated as of November 29, 1993, in each case ' by and between GECC as Assignor and Ass6tco as Assignee, relating to the contribution of those Schedule A Assets listed in Schedule A as 1981 Boeing 727-227 (N304AS) and 1981 Boeing 727-227 (N305AS) and those certain Partnership Assignment and Assumption Agreements, each dated as of the Effective Date, in each case by and between Assetco as Assignor and the Partnership as Assignee, relating to the contribution of the Schedule A Assets to the Partnership.

               "Bankruptcy" means, with respect to any Person, a "Voluntary Bankruptcy" or an "Involuntary Bankruptcy. " A "Voluntary Bankruptcy" means, with respect to any Person, the inability of such Person generally to pay its debts as such debts become due, or an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; or the filing of any petition or answer by such Person seeking to adjudicate it a bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property; or corporate action taken by such Person to authorize any of the actions set forth above. An "Involuntary Bankruptcy" means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such Person which petition shall not be dismissed within ninety (90) days, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person which order shall not be dismissed within ninety (90) days.

               "Business Day" means a day of the year on which banks are not required or authorized to close in New York City.

               "Capital Account" means, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

                    (i)     To each Partner's Capital Account there shall be credited such Partner's Capital Contributions, such Partner's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 3.3 or 3.4 hereof, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any Property distributed to such Partner;

                    (ii)     To each Partner's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Partner pursuant to any provision of this Agreement, such Partner's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 3.3 or 3.4 hereof, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership;

                    (iii)     In the event all or a portion of an Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest;'

                    (iv)     In determining the amount of any liability for purposes of the definition of "Additional Capital Contribution," subparagraphs (i) and (ii) of this definition, and the definitions of "Original Capital Contribution" and of "Unreturned Capital," there shall be taken into account Code Section 752 (c) and any other applicable provisions of the Code and Regulations; and

                    (v)     In no event shall the Investor Guaranteed Payment or any other payments described in Code Section 707 (c) or 736 (a) (2) reduce the Capital Account of the recipient of such payment (except to the extent any deduction or allowance resulting from such payment is allocated to any Partner pursuant to Section 3 hereof).

               The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall' be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership or any Partner), are computed in order to comply with such Regulations, the General Partner may make, with the consent of the Investor (which consent shall not be withheld unreasonably) such modification, provided, however, that no adjustments shall be made to Capital Accounts that could adversely affect the amounts to be received by any Partner pursuant to Sections 10 or 12 hereof without the prior written consent of such Partner. The General Partner also shall make, with the consent of the Investor (which consent shall not be withheld unreasonably), (i) any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b) (2) (iv) (a), provided, however, that no adjustments shall be made to Capital Accounts that could adversely affect the amounts to be received by any Partner pursuant to Sections 10 or 12 hereof without the prior written consent of such Partner, and (ii) appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

               "Capital Contribution" means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Partnership with respect to the Interest held by such Partner, including Additional Capital Contributions. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Partnership by the maker of the note (or a Partner related to the maker of the note within the meaning of Regulations Section 1.704-1(b) (2) (ii) (c) shall not be included in the Capital Account of any Partner until the Partnership makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b )(2) (iv)(d)(2). In the event all or a portion of an Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Contributions of the transferor to the extent they relate to the transferred Interest.

               "Certificate" has the meaning set forth in Section 1.5 hereof.

               "Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

               "Contribution Agreements" means, collectively, that certain Parent Contribution Agreement dated November 29, 1993 between GECC and Assetco and those certain Partnership Contribution Agreements dated as of the Effective Date between Assetco and the Partnership.

               "Debt" means (i) any indebtedness for borrowed money or deferred purchase price of property evidenced by a note, bonds, or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by the Partnership whether or not the Partnership has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement (the principal amount of such obligation shall be deemed to be the notional principal amount on which such swap is based), and (v) obligations under direct or indirect guarantees of (including obligations (contingent or otherwise) to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii) and (iv) above; provided, however, that Debt shall not include (x) trade credit and any other form of voluntary liability incurred in the ordinary course of the Partnership's business and payable in accordance with customary practices (or that are being-contested in good faith by appropriate proceedings), (y) any form or type of obligation or indebtedness (A) contained in, required by or created pursuant to the Lease Documentation relating to the Schedule A Assets, or (B) created by or otherwise contemplated by the Transaction Documents, or (z) liabilities described in Section 5.3(n) or 5.6(b) hereof.

               "Depreciation" means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Allocation Year for U.S. federal income tax purposes, except that if the Gross Asset Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner with the unanimous consent of the Limited Partners. The Partners agree that-the Aircraft included in the Schedule A Assets are recovery property under Section 168 of the Code and that the recovery period of such Aircraft for which the adjusted basis for United States federal income tax purposes is zero on the Effective Date will be determined by reference to asset class 45.0 set forth in Revenue Procedure 87-56, 1987-2 C.B. 674 using the straight line method with daily proration in the initial month.

               "Dissolution Event" has the meaning set forth in Section 12.1 hereof.

               "Dissolution Event Date" has the meaning set forth in Section 12.7 hereof.

               "Distribution Date" has the meaning set forth in Section 4.1 hereof.

               "DRO Pledge Agreement" means that certain Pledge Agreement [$49,100,000 Note] made by Investor for the benefit of the Partnership dated as of the Effective Date.

               "Effective Date" means December 2, 1993.

               "Expenses" means any and all liabilities, obligations, losses, damages, penalties, claims (including, but not limited to negligence, strict or absolute liability, liability in tort and liabilities arising out of violation of laws or regulatory requirements of any kind), actions, suits, costs, expenses and disbursements (including reasonable legal fees and expenses).

               "Fair Market Value" means (i) the Appraised Value of any Schedule A Asset, or (ii) with respect to any other asset, the value which would be obtained in an arm's-length transfer of such asset between an informed and willing buyer under no compulsion to buy and an informed and willing seller under no compulsion to sell.

               "Federal Aviation Act" means the Federal Aviation Act of 1958, as amended.

               "Fee Agreement" means that certain Fee Agreement among the Partnership, Assetco, TIFC, PCI and Investor, dated as of the Effective Date.

               "Fiscal Quarter" means (i) the period commencing on the Effective Date and ending on December 31, 1993, and (ii) any subsequent three-month period commencing on each of January 1, April 1, July 1, and October 1 and ending on the earlier to occur of (A) the last date before the next such date, or (B) the date on which all Partnership Property is distributed pursuant to Section 12.2 hereof and the Certificate has been cancelled pursuant to the Act.

               "Fiscal Year" means (i) the period commencing on the Effective Date and ending on December 31, 1993, (ii) any subsequent period commencing on January 1 and ending on the earlier to occur of (A) the next December 31 or (B) the date on which all Partnership Property is distributed pursuant to Section 12.2 hereof and the Certificate has been cancelled in accordance with the Act.

               "GAAP" means United States generally accepted accounting principles as in effect from time to time as applied to the Partnership.

               "GECC" means General Electric Capital Corporation, a New York corporation, or any successor in interest.

               "GECC Demand Note" means that certain $15,340,500 Demand Promissory Note dated as of the Effective Date from GECC to Assetco.

               "GECC Indemnification Agreement" means that certain Guaranty and Indemnification Agreement [ECC] dated as of the Effective Date made by GECC in favor of Investor and PCI.

               "GECC Loans" has the meaning set forth in the definition of Permitted Investments in this Section 1.10.

               "General Partner" means any Person who (i) is referred to as such in the first paragraph of this Agreement or has become a General Partner pursuant to the terms of this Agreement, and (ii) has not, at any given time, ceased to be a General Partner pursuant to the terms of this Agreement. "General Partners" means all such Persons.

               "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                    (i)     The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the General Partner with the unanimous consent of the Partners, provided that the initial Gross Asset Values of the assets contributed to the Partnership pursuant to Sections 2.1 and 2.2 hereof shall be as set forth in such Sections;

                    (ii)      The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (A) the date on which an additional Interest in the Partnership is acquired by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Partnership to a Partner of more than a de minimis amount of Property in liquidation of its Interest within the meaning of Regulations Section 1.704-1(b) (2) (ii) (q); (C) the liquidation of the Partnership within the meaning of Regulations Section 1.7041(b) (2)(ii)( q); and (D) at such other times as the General Partner shall reasonably determine necessary in order to comply with Regulations Sections 1.704-1(b) and 1.704-2;

                    (iii)      The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross Fair Market Value-of such asset on the date of distribution as determined by the distributee and the General Partner; provided that, if the distributee is the General Partner, the determination of the Fair Market Value of any distributed asset other than a Schedule A Asset or cash shall require the unanimous consent of the Partners, which consent shall not be unreasonably withheld; and

                     (iv)      The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b) (2)(iv) (m) and subparagraph (vi) of the definition of "Profits" and "Losses" and Section 3.3 (g) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the Partners unanimously agree that an adjustment pursuant to subparagraph (ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii), or (iv) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses, Schedule A Asset Gain and other items of gain, income, loss and deduction allocated pursuant to Section 3 hereof.

               "Individual Leasing Record" has the meaning set forth in Section 1 of the Master Leases.

               "Ineligible Person" means Investor, PCI, PEPCO or any Affiliate or any of them (other than GECC, TIFC, Assetco or a wholly owned Affiliate thereof), provided that for purposes of the foregoing sentence, in determining whether any person is an Affiliate, as defined by 1.10 hereof, the terms "control," "controlling," "controlled by" or "under common control with such person" shall include any Person which, indirectly or directly owns, controls or holds with power to vote, 5 percent or more of the outstanding voting securities of the persons specified by name above or of any Person.5 percent or more of whose outstanding voting securities are owned, controlled or held with power to vote, directly or indirectly, by the persons specified by name above.

               "Interest" means an ownership interest in the Partnership representing some or all of the Capital Contributions made by a Partner pursuant to this Agreement, including any and all benefits to which the holder of such an Interest may be entitled as provided in this Agreement (including, without limitation, any rights to payments and distributions pursuant to Sections 4, 10 and 12 hereof), together with all obligations of such Partner to comply with the terms and provisions of this Agreement.

               "Investor" means Potomac Aircraft Leasing Corporation, a Nevada corporation, or any successor in interest.

               "Investor Guaranteed Payment" means an amount equal to (i) the Applicable Rate, multiplied by (ii) the average daily balance of Investor's Unreturned Capital from time to time during the period to which the Investor Guaranteed Payment relates, commencing on the Effective Date and ending on October 31, 2000, determined on the basis of a 360-day year/30-day month for the period for which such Investor Guaranteed Payment is being determined, cumulative and compounded quarterly on each Distribution Date to the extent not paid in any given quarter on the Distribution Date pursuant to Section 4.3 hereof. No Investor Guaranteed Payment shall accrue after October 31, 2000, except for compounding relating to unpaid accrued Investor Guaranteed Payments.

               "Issuance Items" has the meaning set forth in. Section 3.3 (h) hereof.

               "Lease Documentation" means the Master Leases, any underlying subleases, and any other documentation associated with any Schedule A Asset.

               "Lessor's Lien" has the meaning set forth in Section 1 of the Master Lease.

               "Letter Agreement" means that certain letter agreement dated as of the Effective Date from GECC to the Partnership and Investor.

               "Lien" means any mortgage, lien, pledge, claim, charge, security interest, title defect or encumbrance of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof, or the filing of as debtor or agreement to give as debtor any financing statement.

               "Limited Partner" means any Person (i) who is referred to as such in the first paragraph of this Agreement or who has become a Limited Partner pursuant to the terms of this Agreement, and (ii) who has not ceased to be a Limited Partner. "Limited Partners" means all such Persons.

               "Losses" has the meaning set forth in the definition of "Profits and Losses."

               "Master Leases" means, collectively, that certain Amended and Restated Master Leasing Agreement dated as of the Effective Date among Wilmington Trust Company as Lessor and Owner Trustee, GECC as Lessee, and the Partnership as Owner Participant, and that certain Amended and Restated Master Leasing Agreement dated as of the Effective Date among Shawmut Bank Connecticut, National Association (formerly known as The Connecticut National Bank) as Lessee and Owner Trustee, GECC as Sublessee and the Partnership as Owner Participant, and all individual Leasing Records attached thereto.

               "Net.Cash Flow" means the gross cash proceeds of the Partnership (including Capital Contributions of money) less the portion thereof used to pay, or to establish in the reasonable determination of the General Partner (considering projected cash receipts), a reasonable reserve for (a) Partnership expenses (including without limitation Investor Guaranteed Payments and expenses described in Section 5.3 (n) hereof), (b) debt payments, (c) capital expenditures with respect to the Schedule A Assets or assets described in clause (vi) of Section 5.3(m) hereof, and (d) with unanimous consent of the Partners (which consent shall not be unreasonably withheld), contingencies, all as determined by the General Partner. "Net Cash Flow" shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be, without duplication, (i) decreased by distributions previously made pursuant to Section 4.1 hereof, (ii) decreased by the amount of any funds invested in Permitted Investments, up to a maximum amount equal to the aggregate cash Capital Contributions made by the Partners pursuant to Sections 2.1 and 2.2 hereof, (iii) decreased by damages or other indemnification payments to the Partnership that are required to be paid over by the Partnership to a Partner or an Affiliate thereof pursuant to Section 7.6 or 10.4 hereof, and (iv) increased by any reductions of reserves previously established pursuant to the first sentence of this definition.

               "Nonrecourse Deductions" has the meaning set forth in Section 1.704-2 (b) (1) of the Regulations.

               "Nonrecourse Liability" has the meaning set forth in Section 1.704-2 (b) (3) of the Regulations.

               "Optional Retirement Notice" has the meaning set forth in Section 10-8 (a) (i) or 10.8 (a) (ii) hereof, as the case may be.

               "Original Capital Contribution" means, with respect to each Partner, the Capital Contribution made by such Partner pursuant to Section 2.1 or Section 2.2 hereof or pursuant to the Original Partnership Agreement, as the case may be, reduced by the amount of any liabilities of such Partner assumed by the Partnership in connection with such Capital Contribution or which are secured by any property contributed by such Partner to the Partnership as a part of such Capital Contribution. In the event all or a portion of an Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Original Capital Contribution of the transferor to the extent it relates to the transferred Interest.

               "Original Partnership Agreement" has the meaning set forth in Section 1.1 hereof.

               "Owner Trustee" means Wilmington Trust Company or Shawmut Bank Connecticut National Association, as the case may be.

               "Parent" means (i) in the case of TIFC, GECC, (ii) in the case of Assetco, GECC, and (iii) in the case of Investor, PCI.

               " Partner Nonrecourse Debt" has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

               "Partner Nonrecourse Debt Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2 (i) (3) of the Regulations.

               "Partner Nonrecourse Deductions" has the meaning set forth in Sections 1.704-2 (i) (1) and 1.704-2 (i) (2) of the Regulations.

               "Partners" means the General Partner and all Limited Partners, where no distinction is required by the context in which the term is used herein. "Partner" means any one of the Partners.

               "Partnership" means the limited partnership continued pursuant to this Agreement and the limited partnership continuing the business of this Partnership in the event of dissolution as herein provided.

               "Partnership Minimum Gain" has the meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

               "Payment Date" has the meaning set forth in Section 4.3 hereof.

               "PCI" means Potomac Capital Investment Corporation, a Delaware corporation, or any successor in interest.

               "PCI Demand Note" means that certain $49,100,000 Demand Promissory Note dated as of the Effective Date from PCI to Investor.

               "PCI Indemnification Agreement" means that certain Guaranty and Indemnification Agreement [PCI] dated as of the Effective Date made by PCI in favor of Assetco and TIFC.

               "PEPCO" means Potomac Electric Power Company, a District of Columbia and Virginia Corporation.

               "Percentage Interest" means, with respect to any Partner as of any date, the percentage set forth opposite such Partner's name in Section 2.1 or Section 2.2 hereof. In the event all or any portion of an Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to a corresponding portion of the Percentage Interest of the transferor.

               "Permitted Investments" means:

                     (a) First, until Investor's unreturned Capital has been reduced to zero by Net Cash Flow distributions pursuant to Section 4-1 (a) hereof, one or more investments by the Partnership, in an aggregate amount not to exceed the aggregate cash Capital Contributions by the Partners pursuant to Sections 2.1 and 2.2 hereof, less amounts actually paid by the Partnership with respect to expenses described in Section 5.3(n) hereof, in one or more of the following: (i) U.S. government or U.S. government agency securities, or other corporate debt instruments that, in either case, are rated at least A- by Standard & Poor's Corporation and A3 by Moody's Investor Services Corporation and have a maturity of not later than October 31, 2000 (or for investments made after October 31, 2000, a maturity of not more than five years), or (ii) GECC Loans;

                     (b) Second, after Investor's Unreturned Capital has been reduced to zero by Net Cash Flow distributions pursuant to Section 4.1(a) hereof, one or more investments by the Partnership, in an aggregate amount not to exceed (disregarding Permitted Investments made pursuant to subparagraph (a) of this definition) the sum of (A) $5.12 million and (B) any unpaid portion of the fee payable under the Fee Agreement, in one or more of the following: (i) U.S. government or U.S. government agency securities or other corporate debt instruments that, in either case, are rated at least A- by Standard & Poor's Corporation and A3 by Moody's Investor Services Corporation and have a maturity of not later than October 31, 2000 (or for investments made after October 31, 2000, a maturity of not more than five years), or (ii) GECC Loans; and

                     (c) Finally, after the Partnership has made $5.12 million of Permitted Investments pursuant to subparagraph (b) of this definition, investments by the Partnership in one or more of the following: (i) U.S. government or U.S. government agency securities, or other corporate debt instruments that, in either case, are rated at least A- by Standard & Poor's Corporation and A3 by Moody's Investor Services Corporation and have a maturity of not later than October 31, 2000 (or for investments made after October 31, 2000, a maturity of not more than five years), (ii) GECC Loans, and (iii) with the consent of Investor, which consent shall not be unreasonably withheld (taking into account, among other things, the risk of loss attributable to the investment), in any other assets; provided, however, that the proceeds of any Permitted Investment acquired pursuant to clause (b) above shall be reinvested in a Permitted Investment described in clause (b) above.

                     (d) Any loan to GECC, to an Affiliate of GECC that is fully guaranteed by GECC, or to General Electric Capital Services Corp. Inc. (each a "GECC Loan") (i) shall have a maturity of not later than October 31, 2000 (or for loans made after October 31, 2000, a maturity of not more than five years), (ii) except as unanimously agreed by the Partners, shall require interest-only payments at a rate equal to GECC1s borrowing rate for equivalent maturity securities at the time the loan is made, with principal being repaid at maturity, provided, however, that upon the election by Investor to withdraw from the Partnership pursuant to Section 10.8 (a) (ii) hereof or upon the winding up and liquidation of the Partnership upon the occurrence of a Dissolution Event pursuant to Section 12.2 hereof, all outstanding unpaid principal and accrued interest shall become immediately due and payable, (iii) shall include terms which do not vary in any material respects from the terms set forth in Schedule C of this Agreement, (iv) shall not allow an option for a borrower prepayment prior to maturity and (v) shall be made on such other terms and conditions as are reasonably acceptable to Investor. The Partners hereby agree that any loan to GECC made within ten days after the Effective Date and maturing on October 31, 2000 shall accrue interest over the term of the loan at 5.35% per annum (which the Partners acknowledge is GECC's borrowing rate for seven-year loans as of the Effective Date), shall not require interim interest payments, and shall require the payment of both accrued interest and principal on October 31, 2000.

               "Permitted Liens" means (i) the respective rights and interests of the Partners, the Partnership or the Owner Trustees as provided in the Transaction Documents, (ii) Liens for taxes or other fees, assessments, levies, withholdings or charges, including interest, penalties and additions to such claims imposed by any ' foreign, federal, state or local taxing authority ("Taxes") either not yet due or being contested in good faith by appropriate proceedings, so long as such proceedings do not involve any material danger of sale, forfeiture or loss of any part of the Property, the value thereof, title thereto or any interests therein and do not materially interfere with the use or disposition of any part of the Property and as to which adequate reserves shall have been provided for the payment of such Taxes, and (iii) materialman's, mechanic's, vendor's, workman's, repairman's or other like Liens arising out of and discharged in the ordinary course of business.

               "Permitted Transfer" has the meaning set forth in Section 10.2 hereof.

               "Person" means any individual, partnership, limited liability company, corporation, trust, or other entity.

               "Priority Return" means an amount equal to (i) a per annum percentage equal to the Applicable Rate, multiplied by (ii) the average daily balance of the Unreturned Capital of TIFC and Assetco from time to time during the period to which the Priority Return relates, commencing on the Effective Date and ending on October 31 , 2000, determined on the basis of a 360-day year/30-day month, for the period for which such Priority Return is being determined, cumulative and compounded quarterly to the extent not distributed in any given quarter. No Priority-Return shall accrue after October 31, 2000, except for compounding relating to unpaid accrued Priority Return.

               "Profits" and "Losses" means, for each Allocation Year, an amount equal to the Partnership's taxable income or loss for such Allocation Year, determined in accordance with Code Section 703 (a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703 (a) (1) shall be included in taxable income or loss), with the following adjustments:

                     (i)      Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

                     (ii)       Any expenditures of the Partnership described in Code Section 705 (a) (2) (B) or treated as Code Section 705 (a) (2) (B) expenditures pursuant to Regulations Section 1.704-1(b) (2) (iv) (i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

                     (iii)      In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of "Gross Asset Value," the amount-of such adjustment, if positive, shall be taken into account as gain or, if negative, shall be taken into account as loss from the disposition of such asset for purposes of computing Profits, Losses or Schedule A Asset Gain;

                     (iv)      Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

                     (v)      In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of Depreciation;

                    (vi)      To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734 (b) or Code Section 743 (b) is required pursuant to Regulations Section 1-704-1(b) (2) (iv ) (m) (4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner's Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

                     (vii)      Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 3.3 or Section 3.4 hereof shall not be taken into account in computing Profits or Losses.

The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Sections 3.3 and 3.4 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

               "Property" means the Schedule A Assets and all other property acquired by the Partnership and any improvements thereto, and shall include both tangible and intangible property (including, without limitation, Permitted Investments).

               "Reconstitution Period" has the meaning set forth in Section 12.1 hereof.

               "Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

               "Regulatory Allocations" has the meaning set forth in, Section 3.4 hereof.

               "Responsible Officer" has the meaning set forth in Section 5.4 (c) hereof.

               "Retirement Allocation Date has the meaning set forth in Section 10.8 (b) hereof.

               "Retirement Date" has the meaning set forth in. Sections 10.8 (a) (i) or 10.8 (a) (ii) hereof, as the case may be.

               "Schedule A Assets" means the assets held through the owner participant interests contributed to the Partnership by Assetco pursuant to Section 2.1 hereof and the Contribution Agreements and set forth on Schedule A attached hereto and incorporated by reference herein or the Aircraft comprising part of the trust estates, the beneficial interests in which were contributed to the Partnership by Assetco pursuant to such Contribution Agreements, as the context may require.

               "Schedule A Asset Cain" has the meaning set forth in Section 3.3 (j) hereof.

               "Tax Matters Partner" has the meaning set forth in Section 8.3 (a) hereof.

               "TIFC" means Transportation & Industrial Funding Corporation, a Delaware corporation, or any successor in interest.

               "Transaction Documents" means this Agreement, the Contribution Agreements, the Master Leases, the Lease Documentation, the Trust Agreements, the Letter Agreement, the Assignment and Assumption Agreements, the Fee Agreement, the DRO Pledge Agreement, the GECC Indemnification Agreement, the PCI Demand Note, and the PCI Indemnification Agreement.

               "Transfer" means, as a noun, any voluntary or involuntary transfer, sale, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, or otherwise dispose of.

               "Trust Agreements" has the meaning set forth in Section 1 of the Master Leases.

               "Uncured Default" has the meaning set forth in Section 10.8 (a) (ii) hereof.

               "Unreturned Capital" means, for any Partner as of any date, the excess, if any, of (i) the sum of (A) such Partner's original Capital Contribution, (B) any Additional Capital Contributions made by such Partner pursuant to Section 2.3 hereof, and (C) the amount of any liabilities of the Partnership which, in connection with distributions pursuant to Sections 10.8 (b) and 12.2 hereof, are assumed by such Partner or are secured by any Property distributed to such Partner, over (ii) the sum of (A) the cumulative amount of money and the Gross Asset Value of any Property (other than money) distributed to such Partner pursuant to Sections 4.1, 10.8 and 12.2 hereof as of such date and (B) any amounts actually received by such Partner as damages or indemnification under Section 10.4 hereof with respect to a Capital Contribution made pursuant to Section 12.4 hereof; provided that, any distribution to TIFC or Assetco pursuant to Section 4.1(b) hereof shall not reduce the Unreturned Capital of such Partner except to the extent that the sum of such distributions and all prior distributions to such Partner pursuant to Section 4.1(b) hereof exceeds such Partner's cumulative Priority Return.

               "Voluntary Bankruptcy" has the meaning set forth in the definition of "Bankruptcy.

               "Wholly Owned Affiliate" of any Person means an Affiliate of such Person (i) 100% of the voting stock (other than directors, qualifying shares) or beneficial ownership of which is owned directly by such Person, or by any Person who, directly or indirectly, owns 100% of the voting stock (other than directors' qualifying shares) or beneficial ownership of such Person, (ii) an Affiliate of such Person who, directly or indirectly, owns 100% of the voting stock (other than directors, qualifying shares) or beneficial ownership of such Person, and (iii) any Wholly Owned Affiliate of any Affiliate described in clauses (i) or (ii) of this definition.

               1.11     Powers.

               The Partnership shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purposes of the Partnership set forth in Section 1.3 hereof and for the protection and benefit of the Partnership and shall have, without limitation, any and all powers that may be exercised on behalf of the Partnership by the General Partner pursuant to Section 5 hereof.

               1.12     Responsibilities of Partnership. Any provisions of this Agreement that provide that the Partnership shall perform or undertake an obligation is an agreement among the Partners to cause the Partnership to perform or undertake such obligation, and to the extent that any such obligation comes within the General Partner's responsibility to manage and control the business of the Partnership (but subject to any restrictions on the General Partner's authority hereunder), the General Partner shall cause the Partnership to perform or undertake such obligation.

SECTION 2. PARTNER'S CAPITAL CONTRIBUTIONS
2.1 General Partner. The name, address, Original Capital Contribution and Percentage Interest of the General Partner on the Effective Date is as follows:
Name and Address	Capital Contribution	Percentage Interest
TIFD II INC. 3720 Howard Hughes Parkway Suite 170 Las Vegas, Nevada 89109 Attn: Bryan Glaus	The assets described in the Contribution Agreements with an agreed initial Gross Asset Value of $136,870,902 allocated among such assets as set forth in Schedule A and cash in the amount of $100	89.22%
2.2 Limited Partners. The name, address, Original Capital Contribution, and Percentage Interest of each of the Limited Partners on the Effective Date are as follows:
Name and Address	Capital Contribution	Percentage Interest
Transportation & Industrial Funding Corporation 1600 Summer Street Stamford, Connecticut 06927 Attn: Mgr. of Operations - Commercial Aviation	$1,534,050 in the form of a demand note payable on or before the close of business on December 1, 1993 and cash in the am ount of $100	1.00%
Potomac Aircraft Leasing Corporation 241 Ridge Street Fourth Floor Reno, Nevada 89501	$15,000,000 in the form of a demand note payable on or before the close of business on December 1, 1993	9.78%

               2.3 Additional Capital Contributions.

                     (a)      In General. Except as otherwise required or permitted in Sections 2.3, 4.4, 10.8 (b) (ii) (1), 12.3 (a) (ii), 12.3 (a) (iii) or 12.4 hereof, no Partners may make an Additional Capita.1 Contribution except with the written consent of all other Partners.

                     (b)      TIFC. TIFC shall, from time to time, make additional Capital Contributions in cash if, and to the extent, necessary to maintain for itself a proportionate share of capital equal to not less than. one percent (1%).

                     (c)      Investor. Investor may elect to make Additional Capital Contributions in cash in order to decrease its Adjusted Capital Account Deficit, if and to the extent that Investor otherwise would be precluded from receiving a distribution of Net Cash Flow pursuant to Section 4.1(a) hereof as a result of such Adjusted Capital Account Deficit.

               2.4      Other Matters.

                     (a)      Except as otherwise provided in Section 4.1, 10.8 or 12.2 hereof or pursuant to the Fee Agreement, no Partner shall demand or receive a return of its Capital Contributions or withdraw from the Partnership without the consent of all Partners. Under circumstances requiring a return of any Capital Contributions, no Partner shall have the right to receive property other than cash except as may be specifically provided herein.

                     (b)      No Partner shall receive any interest or draw with respect to its Capital Contributions or its Capital Account or, for services rendered on behalf of the Partnership or otherwise in its capacity as a Partner, except as otherwise provided in this Agreement.

                     (c)      The Limited Partners shall not be liable for the debts, liabilities, contracts or any other obligations of the Partnership. Except as otherwise provided by this Agreement, or by mandatory provisions of applicable state law and except with respect to the obligation of a Limited Partner to return to the Partnership a distribution made to such Limited Partner in violation of the Act at a time that such Limited Partner knew the distribution would violate the Act, such Limited Partner shall be liable only to make its Capital Contributions and shall not be required to lend any funds to the Partnership or, after its Capital Contributions have been made, to make any additional contributions to the Partnership.

                     (d)      No General Partner shall have any personal liability for the repayment of any Capital Contributions of any Limited Partner.

                     (e)      Notwithstanding anything to the contrary herein, amounts paid or received by a Partner or an Affiliate of a Partner as damages or indemnification with respect to any breach or other violation of any representation, warranty, covenant or other agreement made pursuant to Section 7.6 or 10.4 hereof (such amounts being referred to in this Section 2.4 (e) as a "Damages Payment") shall be treated for United States federal income tax purposes as a contribution by such Partner to or a distribution to such Partner from the Partnership, as the case may be; provided, however, that a Damages Payment (i) shall not be treated as a Capital Contribution, (ii) shall not cause an adjustment to or otherwise affect Capital Accounts or Unreturned Capital of any Partner, (iii) shall not be taken into account in computing Profits, Losses, or Schedule A Asset Gain and (iv) in the case of a Damages Payment to a Partner or an Affiliate of a Partner, shall not be treated as a distribution of Net Cash Flow; provided further, however, that (w) a Damages Payment received by a Partner pursuant to Section 10.4 hereof, to the extent such Damages Payment offsets a Capital Contribution required to be made by such Partner pursuant to Section 12.4 hereof, shall be treated as a distribution and shall reduce the Capital Account and Unreturned Capital of such Partner, (x) to the extent a Damages Payment required to be paid by a Partner or an Affiliate of a Partner is with respect to a payment by the Partnership of an item that is deductible for United States federal income tax purposes or results in an increase in the basis of any Property that is depreciable, amortizable, or subject to cost recovery, any such deduction or cost recovery allowance shall not be taken into account in computing Profits, Losses, Schedule A Asset Gain, or other items of loss or deduction allocable pursuant to Section 3 hereof, but shall be specially allocated to such Partner for United States federal income tax purposes, (y) to the extent any Damages Payment required to be paid to a Partner or an Affiliate of a Partner is with respect to the receipt by the Partnership of an item that constitutes income for United States federal income tax purposes, such income shall not be taken into account in computing Profits, Losses, Schedule A Asset Gain, or other items of income or gain allo6able pursuant to Section 3 of this Agreement, but shall be specially allocated to such Partner for income tax purposes, and (z) any special allocations pursuant to clauses (x) or (y) of this Section 2.4 (e) shall not affect the Capital Account or Unreturned Capital of any Partner.

SECTION 3. ALLOCATIONS

               3.1.Profits.

               After giving effect to the special allocations set forth in Sections 3.3 and 3.4 hereof, Profits for any Allocation Year shall be allocated in the following order and priority:

                     (a)      First, for each Allocation Year ending on or before October 31, 2000, 98% to Investor, 1% to Assetco, and 1% to TIFC, in an amount equal to the excess, if any, of (i) the cumulative Losses allocated pursuant to Section 3.2 (a) (iv) hereof for all prior Allocation Years, over (ii) the sum of (A) the cumulative Schedule A Asset Gain allocated pursuant to Section 3.3 (j) (i) hereof for the current and all prior Allocation Years, and (B) the cumulative Profits allocated pursuant to this Section 3.1 (a) for all prior Allocation Years;

                     (b)      Second, to the General Partner in an amount equal to the excess, if any, of (i) the cumulative Losses allocated pursuant to Section 3.2 (a) (vi) hereof for all prior Allocation Years, over (ii) the sum of (A) the cumulative Schedule A Asset Gain allocated pursuant to Section 3.3 (j) (ii) hereof for the current and all prior Allocation Years, and (B) the cumulative Profits allocated pursuant to this Section 3.1(b) for all prior Allocation Years;

                     (c)      Third, 1% to TIFC and 99% to Assetco to the extent of the excess, if any, of (i) the cumulative Losses allocated to such Persons pursuant to Section 3.2 (a) (v) hereof for all prior Allocation Years, over (ii) the sum of (A) the cumulative Schedule A Asset Gain allocated to such Persons pursuant to Section 3.3 (j) (iii) hereof for the current and all prior Allocation Years, and (B) the cumulative Profits allocated to such Persons pursuant to this Section 3.1(c) for all prior Allocation Years;

                     (d)      Fourth, to TIFC and Assetco in proportion to and to the extent of the excess, if any, of (i) their respective cumulative Priority Returns from the date hereof to the last day of such Allocation Year, over (ii) the respective cumulative Profits allocated to such Person pursuant to this Section 3.1(d) for all prior Allocation Years; and

                     (e)      The balance, if any, 1% to TIFC, 1% to Investor and 98% to Assetco.

               3.2.     Losses.

               After giving effect to the special allocations set forth in Sections 3.3 and 3.4 hereof, Losses for any Allocation Year shall be allocated as set forth in Section 3.2(a) hereof, subject to the limitation in Section 3.2(b) hereof.

                     (a)      Losses for any Allocation Year shall be allocated in the following order and priority:

                          (1)      First, 1% to TIFC, 1% to Investor and 98% to Assetco, to the extent of the excess, if any, of (A) the sum of (1) the cumulative Profits allocated to each such Person pursuant to Section 3.1(e) hereof for all prior Allocation Years and (2) the cumulative Schedule A Asset Gain allocated to each such Person pursuant to Section 3.3 (j) (v) for the current and all prior Allocation Years, over (B) the cumulative Losses allocated to each such Person pursuant to this Section 3.2(a)(i) for all prior Allocation Years;

                          (ii)      Second, to TIFC and Assetco, in proportion to and to the extent of the excess, if any, of (A) the cumulative Profits allocated to each such Person pursuant to Section 3.1 (d) hereof for all prior Allocation Years over (B) the cumulative Losses allocated to each such Person pursuant to this Section 3.2 (a) (ii) for all prior Allocation years;

                          (iii)      Third, 1% to TIFC, 80% to Investor and 19% to Assetco, to the extent of the excess, if any, of (A) the cumulative Schedule A Asset Gain allocated to each such Person pursuant to Section 3.3 (j) (iv) hereof for the current and all prior Allocation Years, over (B) the cumulative Losses allocated to each such Person pursuant to this Section 3.2 (a) (iii) for all prior Allocation Years;

                          (iv)      Fourth, for each Allocation Year ending on or prior to October 31, 2000, 98% to Investor, 1% to Assetco and 1% to TIFC until the Capital Account of Investor is reduced to a deficit balance of $49,100,000 (after taking into account any Schedule A Asset Gain allocated to Investor for such Allocation Year pursuant to Section 3.3 (j) hereof);

                          (v)      Fifth, 1% to TIFC and 99% to Assetco until the Capital Account of TIFC has been reduced to zero (after taking into account any Schedule A Asset Gain allocated to such Persons for such Allocation Year pursuant to Section 3.3 (j) hereof); and

                          (vi)      The balance, if any, to the General Partner.

                     (b)      Losses allocated pursuant to Section 3.2 (a) hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Limited Partner to have an Adjusted Capital Account Deficit at the end of any Allocation Year. In the event some but not all of the Limited Partners would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 3.2 (a) hereof, the limitation set forth in this Section 3.2 (b) shall be applied on a Limited Partner by Limited Partner basis and the Losses not allocable to any Limited Partner as a result of such limitation shall be allocated to the other Limited Partners in accordance with the positive balances in such Limited Partners' respective Capital Accounts so as to allocate the maximum permissible Losses to each Limited Partner under Section 1.704.1(b) (2) (ii) (d) of the Regulations. All Losses in excess of the Losses allocable to the Limited Partners in accordance with the limitations set forth in this Section 3.2 (b) shall be allocated to the General Partner.

               3.3      Special Allocations.

               The following special allocations shall be made in the following order:

                     (a)      Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2 (f) of the Regulations, notwithstanding any other provision of this Section 3, if there is a net decrease in Partnership Minimum Gain during any Allocation Year, each Partner shall be specially allocated items of Partnership income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2 (g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2 (f) (6) and 1.704-2(j) (2) of the Regulations. This Section 3.3 (a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2 (f) of the Regulations and shall be interpreted consistently therewith.

                     (b)      Partner Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2 (i) (4) of the Regulations, notwithstanding any other provision of this Section 3, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Allocation Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2 (i) (5) of the Regulations, shall be specially allocated items of Partnership income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2 (i) (4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2 (i) (4) and 1.704-2 (j) (2) of the Regulations. This Section 3.3 (b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2 (i) (4) of the Regulations and shall be interpreted consistently therewith.

                     (c)      Qualified Income Offset. In the event any Limited Partner unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b) (2) (ii)(d) (4), 1.704-1(b) (2) (ii) (d)(5) or 1.704-1(b) (2) (ii) (d) (6) of the Regulations, items of Partnership income and gain shall be specially allocated to each such Limited Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Limited Partner as quickly as possible, provided that an allocation pursuant to this Section 3.3 (c) shall be made only if and to the extent that such Limited Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 3 have been tentatively made as if this S6ction 3.3 (c) were not in the Agreement.

                     (d)      Gross Income Allocation. In the event any Limited Partner has a deficit Capital Account at the end of.any Allocation Year which is in excess of the sum of (i) the amount such Limited Partner is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Limited Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2 (g) (1) and 1.704-2 (i) (5) of the Regulations, each such Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.3 (d) shall be made only if and to the extent that such Limited Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 3 have been made as if Section 3.3 (c) hereof and this Section 3.3 (d) were not in the Agreement.

                     (e)      Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be specially allocated in accordance with the Partners' Interests pursuant to Regulations section 1.704-2 (b) (1).

                     (f)      Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-2 (i) (1) of the Regulations.

                     (g)      Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1 (b) (2) (iv)(m) (4) or 1.704-1(b) (2) (iv)(m) (4) to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of its Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event Regulations Section 1.704-1 (b) (2) (iv) (m) (2) applies, or to the Partner to whom such distribution was made in the event Regulations Section 1.704-1(b) (2) (iv) (m) (4) applies.

                     (h)      Allocations Relating to Taxable Issuance of Partnership Interests. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of an Interest by the Partnership to a Partner (the "Issuance Items") shall be allocated among the Partners so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Partner, shall be equal to the net amount that would have been allocated to each such Partner if the Issuance Items had not been realized.

                     (i)             [Intentionally omitted)

                     (j)      Schedule A Asset Gain Allocation. In the event that, in any Allocation Year, the Partnership realizes, or is deemed to realize, gain (determined by reference to Gross Asset Value immediately prior to the event triggering such gain) from, the sale or disposition, or adjustment to the Gross Asset value, of any Schedule A Asset ("Schedule A Asset Gain"), such gain shall be specially allocated as follows:

                     (i)      First, 98% to Investor, 1% to Assetco and 1% to TIFC, in an amount equal to the excess, if any, of (i) the cumulative Losses allocated pursuant to Section 3.2 (a) (iv) hereof for all prior Allocation Years, over (ii) the sum of (A) the cumulative Profits allocated pursuant to Section 3.1 (a) hereof for all prior Allocation Years, plus (B) the cumulative Schedule A Asset Gain allocated pursuant to this Section 3.3 (j) (i) for all prior Allocation Years;

                     (ii)      Second, to the General Partner in an amount equal to the excess, if any, of (i) the cumulative Losses allocated pursuant to Section 3.2 (a) (vi) hereof for all prior Allocation Years, over (ii) the sum of (A) the cumulative Schedule A Asset Gain allocated pursuant to this Section 3. 3(j) (ii) for all prior Allocation Years, and (B) the cumulative Profits allocated pursuant to Section 3.1(b) hereof for all prior Allocation Years;

                     (iii)      Third, 1% to TIFC and 99% to Assetco to the extent of the excess, if any, of (i) the cumulative Losses allocated to such Persons, pursuant to Section 3.2(a) (v) hereof for all prior Allocation Years, over (ii) the sum of (A) the cumulative Schedule A Asset Gain allocated to such Persons pursuant to this Section 3.3 (j) (iii) for all prior Allocation Years, and (B) the cumulative Profits allocated t6- such Persons pursuant to Section 3.1(c) for all prior Allocation Years;

                     (iv)      Fourth, 1% to TIFC, 80% to Investor and 19% to Assetco until the cumulative Schedule A Asset Gain allocated pursuant to this Section 3.3 (j) (iv) for the current and all prior Allocation Years equals $6,400,000; and

                     (v)      The balance, if any, 1% to TIFC, 1% to Investor and 98% to Assetco.

                     (k)      If a Partner pays or is required to pay a cost or expense of the Partnership for which it is not entitled to reimbursement or otherwise compensated hereunder, and if such cost or expense nevertheless is required to be treated as an item of Partnership cost or expense, such item of cost or expense shall be specially allocated to such Partner.

               3.4      Curative Allocations.

                     (a)      The allocations set forth in Sections 3.2 (b), 3.3 (a), 3.3 (b), 3.3 (c), 3.3 (d), 3.3 (e), 3.3 (f), and 3.3 (g) hereof (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 3.4 (a). Therefore, notwithstanding any other provision of this Section 3 (other than the Regulatory Allocations and the following sentence), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and - all Partnership items were allocated pursuant to Sections 3.1, 3.2 (a), 3.3 (h), 3.3 (j) and 3.5 hereof. Notwithstanding the previous sentence, the General Partner shall not make special allocations of income or gain under this Section 3.4 (a) to offset Regulatory Allocations previously made under Sections 3.3 (e) and 3.3 (f) hereof.

                     (b)      In the event that the Partnership's income, gain, loss, deductions or capital are adjusted by any taking authority by reason of any common ownership or control of, or any agreement, contract, arrangement or transaction between, two or more Partners (or related Persons) or one or more Partners (or related Persons) and the Partnership (or related Persons), including but not limited to adjustments pursuant to Code section 482 or any similar provision under state, local or foreign law, and such adjustment results in a change in the Partnership's items of income, gain, loss or deduction, such items of income, gain, loss or deduction shall be allocated in a manner such that the economic effect of the adjustment to the Partnership as reflected in the Capital Accounts of the Partners shall be the same as if the adjustment had not been made. In general, in the event of any such adjustment, allocations of income, gain, loss or deduction and the treatment of payments between the Partnership and Partners within the control group shall be made in an appropriate manner by the General Partner, with the consent of Investor (which consent shall not be withheld unreasonably), so as to avoid any consequences from such adjustment to Partners who are not members of the control group.

               3.5      Other Allocation Rules.

                     (a)      Profits, Losses and any other items of income, gain, loss or deduction shall be allocated to the Partners pursuant to this Section 3 as of the last day of each Allocation Year, provided that Profits, Losses and such other items shall also be allocated at such times as are required by Sections 10.8 or 12 hereof and at such other times as the Gross Asset Values of Partnership Property are adjusted pursuant to subparagraph (ii) of the definition of "Gross Asset Value" in Section 1.10 hereof.

                     (b)      For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner (except to the extent otherwise provided in Section 10.7 hereof) using any permissible method under Code Section 706 and the Regulations thereunder.

                     (c)      The Partners are aware of the income tax consequences of the allocations made by this Section 3 and hereby agree to be bound by the provisions of this Section 3 in reporting their shares of Partnership income and loss for income tax purposes, except as otherwise required by law.

                     (d)      "Excess nonrecourse liabilities" of the Partnership within the meaning of section 1.752-3 (a) (3) of the Regulations shall be allocated among the Partners in accordance with the manner in which it is reasonably expected that the deductions attributable to those nonrecourse liabilities will be allocated.

                     (e)      To the extent permitted by Section 1.704-2 (h) (3) of the Regulations, the General Partner shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Partner Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Limited Partner.

               3.6.      Tax Allocations: Code Section 704 (c).

                     (a)      In accordance with Code Section 704 (c) and the Regulations thereunder in effect on the date of the contribution of any assets to which Code Section 704 (c) relates, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of "Gross Asset Value" in Section 1.10 hereof).

                     (b)      In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (ii) of the definition of "Gross Asset Value" in Section 1.10 hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704 (c) and the Regulations thereunder in effect on the date of such adjustment.

                     (c)      Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 3.6 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

                     (d)      Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share Profit and Losses, as the case may be, for the Allocation Year.

SECTION 4. DISTRIBUTIONS AND GUARANTEED PAYMENTS

               4.1      Distributions of Net Cash Flow.

               Except as otherwise provided in Sections 10.8 and 12.2 hereof, Net Cash Flow, if any, existing on last day of each Fiscal Year, and cash contributed pursuant to Section 12.4 hereof, if any, existing on the date such cash is so contributed, shall be distributed in the following order and priority and at the following times:

                     (a)      First, with respect to Net Cash Flow, not later than the fifth Business Day after the first day of such Fiscal Year (a "Distribution Date") and, with respect to any cash contributed pursuant to Section 12.4 hereof, not later than the fifth Business Day after the date any cash is so contributed, 100% to Investor in an amount equal to Investor's Unreturned Capital; provided, however, that no distribution shall be made pursuant to this Section 4.1 (a) which would cause Investor's Capital Account to have an Adjusted Capital Account Deficit;

                     (b)      Second, to TIFC and Assetco, at such times and in such amounts as may be determined by the General Partner, until the cumulative distributions to such Persons under this Section 4.1(b) equal such Person's respective Unreturned Capital and the Priority Return accrued thereon; provided, however, that distributions in excess of $13,550,000 made on or prior to October 31, 2000 pursuant to this Section 4.1 (b) shall require the consent of the Investor; and

                     (c)      The balance, if any, to Assetco, Investor and TIFC in proportion to their respective Unrecovered Capital, at such times as determined by the General Partner in its sole discretion; provided, however, that distributions made on or prior to October 31, 2000 pursuant to this Section 4.1 (c) shall require the consent of the Investor;

provided, however, that in no event shall distributions be made to the General Partner if and to the extent that the General Partner's Capital Account balance immediately following the distribution is less than the lesser of (x) $500,000 or (y) one percent of the aggregate positive Capital Account balances of all Partners who have a positive Capital Account balance immediately following such distribution.

               4.2      Amounts Withheld.

               All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Partnership or the Partners shall be treated as amounts distributed to the Partners pursuant to this Section 4 for all purposes under this Agreement. The General Partner is authorized to withhold from payments and distributions, or with respect to allocations, to the Partners and to pay over to any federal, state, local or foreign government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, local or foreign law, and shall allocate any such amounts to the Partners with respect to which such amount was withheld.

               4.3      Investor Guaranteed Payments.

               As compensation for the use by the Partnership of Investor's Capital Contributions, the Partnership shall pay to Investor on each Distribution Date, the Retirement Date, and the date any payments are made pursuant to Section 12.2 hereof (any of such dates being a "Payment Date") cash in an amount equal to the excess, if any, of (i) the cumulative Investor Guaranteed Payment from the date hereof to such Payment Date, over (ii) any amounts previously paid to Investor pursuant to this Section 4.3 in respect of the Investor Guaranteed Payment. Amounts payable under this Section 4.3 as Investor Guaranteed Payments shall be treated as guaranteed payments within the meaning of Code Section 707 (c), shall be considered an expense of the Partnership for income tax and financial reporting purposes and for purposes of computing Profits and Losses and Net Cash Flow of the Partnership and shall not be considered a distribution to Investor for any purpose of this Agreement, including, without limitation, in maintaining Investor's Capital Account or determining Net Cash Flow.

               4.4     Distributions and Payments to Limited Partners.

               It is the intent of the parties hereto that no distribution or payment to any Limited Partner (including distributions under Sections 4.1, 10.8 and 12.2 hereof and payments pursuant to Section 4.3 hereof) shall be deemed a return of money or other property in violation of the Act. The payment or distribution of any such money or property to a Limited Partner shall be deemed to be a compromise within the meaning of Section 17-502 (b) of the Act, and the Limited Partner receiving any such money or property shall not be required to return any such money or property to the Partnership, any creditor of, the Partnership or any other Person. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to return such money or property, such obligation shall be the obligation of such Limited Partner and not of the General Partner. Any amounts required to be paid under such obligation shall be treated as an Additional Capital Contribution pursuant to Section 2.3 hereof. Nothing in this Section 4.4 shall be interpreted as increasing or decreasing the obligation of Investor to restore the deficit balance in its Capital Account under Section 10.8 (b) (ii) (1), 12.3 (a) (iii) or 12.4 hereof.

SECTION 5. MANAGEMENT

               5.1     Authority of the General Partner.

The General Partner shall take all actions which may be necessary or appropriate (i) for the continuation of the Partnership's valid existence as a limited partnership under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Limited Partners or to enable the Partnership to conduct the business in which it is engaged and (ii) for the accomplishment of the Partnership's purposes, including the acquisition, development, maintenance, preservation, and operation of Property in accordance with the provisions of,this Agreement and applicable laws and regulations.

               Subject to the limitations and restrictions set forth in this Agreement (including, without limitation, those set forth in this Section 5)-, the General Partner shall manage and control the business of the Partnership by conducting, in the name of, and on behalf of, the Partnership, the day-to-day business and affairs of the Partnership, and in so doing may exercise in the name of, and on behalf of, the Partnership the following specific rights and powers without any further consent of the Partners being required:

                     (a)      Acquire by purchase, lease, or otherwise any personal property which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership;

                     (b)      Operate, maintain, improve, own, grant options with respect to, sell, convey, assign and lease any personal -property necessary, appropriate, convenient or incidental to the accomplishment of the purposes of the Partnership;

                     (c)      Execute any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the formation, management, maintenance, and operation of Property, or in connection with managing the affairs of the Partnership;

                     (d)       [Intentionally omitted];

                     (e)      Execute, in furtherance of any or all of the purposes of the Partnership, any deed, lease, bill of sale, contrtact, or other instrument purporting to convey or encumber (with respect to a lease) any or all of the Property;

                     (f)      Execute amendments to this Agreement and the Certificate in accordance with the terms of this Agreement, both as the General Partner and, if required, as attorney-in-fact for the Partners pursuant to the power of attorney granted by the Partners to the General Partner pursuant to Section 13 hereof.

                     (g)      Care for and distribute funds to the Partners by way of cash, income, return of capital, or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Partnership or this Agreement;

                     (h)      Arrange for or contract on behalf of the Partnership for the employment and services of employees or independent contractors (including, but not limited to, lawyers, accountants and appraisers), and delegate (subject to the control and supervision of the General Partner) to such Persons the duty to manage or supervise any of the assets or operations of the Partnership which may be necessary, convenient or incidental to the accomplishment of the purposes of the Partnership;

                     (i)      Engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to Property and General Partner liability) necessary, appropriate for, incidental to, or in connection with, the accomplishment of the purposes of the Partnership, as may be lawfully carried on or performed by a partnership under the laws of each jurisdiction in which the Partnership was formed or is then qualified;

                     (j)      Invest Partnership funds in Permitted Investments;

                     (k)      Institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Partnership or the Partners in connection with activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith;

                     (l)      Acquire, own, use and invest the Schedule A Assets, Permitted Investments, cash, temporary investments described in Section 5.7 hereof, and assets described in and acquired pursuant to a Master Lease (including without limitations Section 7, 8 or 13 of a Master Lease);

                     (m)      Execute and deliver on behalf of the Partnership, and cause the Partnership to perform its duties and obligations and enforce its rights under, those Transaction Documents to which the Partnership is a party;

                     (n)      Take, or refrain from taking, all actions not expressly prescribed or limited by this Agreement, as may be necessary or appropriate to accomplish the purposes of the Partnership; and

                     (o)      Sell or lease (or cause any Owner Trustee to sell or lease) any Schedule A Asset pursuant to the terms of the applicable Master Lease.

               5.2      Right to Rely on the General Partner.

                     (a)       Any Person dealing with the Partnership may rely (without duty of further inquiry) upon a certificate signed by the General Partner as to:

                          (i)      The identity of any General Partner or any Limited Partner;

                          (ii)      The existence or nonexistence of any fact or facts which constitute a condition precedent to acts by the General Partner or which are in any other manner germane to the affairs of the Partnership;

                          (iii)      The Persons who are authorized to execute and deliver any instrument or document of the Partnership; or

                          (iv)      Any act or failure to act by the Partnership or any other matter whatsoever involving the Partnership or any Partner.

                     (b)      The signature of the General Partner shall be necessary and sufficient to convey title to any property owned by the Partnership or to execute any promissory notes, trust deeds, mortgages, or other instruments of hypothecation, and all of the Partners agree that a copy of this Agreement may be shown to the appropriate parties in order to confirm the same, and further agree that the signature of the General Partner shall be sufficient to execute any "statement of partnership" or other documents necessary to effectuate this or any other provision of this Agreement. All of the Partners do hereby appoint the General Partner as their attorney-in-fact for the execution of any or all of the documents described in this Section 5.2 (b).

               5.3      Restrictions on Authority of the General Partner.

                         The General Partner shall not have the authority to, and covenants and agrees that it shall not, do any of the following acts without the unanimous consent of the Partners:

                     (a)      Cause or permit the Partnership to engage in any activity that is not consistent with the purposes of the Partnership as set forth in Section 1.3 hereof;

                     (b)      Knowingly do any act in contravention of this Agreement;

                     (c)      Knowingly do any act which would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement;

                     (d)      Confess a judgment against the Partnership in an amount in excess of $100,000 or settle, compromise or otherwise dismiss lawsuits or other judicial or administrative proceedings against the Partnership that will result in a liability to the Partnership or to the Investor in excess of $100,000;

                     (e)      Possess Property, or assign rights in specific Property, for other than a Partnership purpose;

                     (f)      Knowingly perform any act that would subject any Limited Partner to liability as a general partner in any jurisdiction;

(g)Cause the Partnership to take voluntarily any action that would cause a Bankruptcy of the Partnership;

                     (h)      Cause a significant change in the nature of the Partnership's business or amend, modify or waive any material rights of the Partnership with respect to any Permitted investment if such amendment, modification or waiver would result in a material adverse effect on the Partnership's interest in such Permitted Investment;

                     (i)      Cause the Partnership to admit any additional Partners or issue any additional Partnership Interests other than pursuant to Section 10.6 hereof or to effect any redemption or retirement of any part of an Interest (other than a retirement pursuant to Section 10.8 (b) or 12.2 hereof);

                     (j)      Cause the Partnership to incur, assume, or obligate itself by contract for any Debt, except that the Partnership may incur, assume or obligate itself by contract for (i) liabilities arising by operation of law, (ii) liabilities described in Section 5.6 (b) hereof, (iii) current trade liabilities incurred in the ordinary course of the Partnership's trade or business and payable in accordance with customary practices, (iv) liabilities described in Section 5.3 (n) hereof, and (v) liabilities assumed by the Partnership pursuant to the Transaction Documents;

                     (k)       [Intentionally omitted];

                     (1)       (i) Except as provided in Section 12.2 hereof, cause the Partnership to sell any Schedule A Asset for an amount less than the then applicable projected value of such Schedule A Asset calculated pursuant to Schedule A-1, provided that, if the Appraised Value of such Schedule A Asset is determined under the Appraisal Process, the General Partner may cause the Partnership to sell such Schedule A Asset for an amount at least equal to such Appraised Value or (ii) cause the Partnership to sell any Property, other than a Schedule A-Asset;

                     (m)      Cause the Partnership to acquire any assets other than the following: (i) Schedule A Assets, Capital Contributions, Additional Capital Contributions, and any assets described in a Master Lease (including without limitations Section 7, 8 or 13 of a Master Lease), (ii) Permitted Investments, (iii) temporary investments permitted by Section 5.7 hereof, (iv) cash proceeds and ancillary rights arising from the transactions contemplated hereby, (v) assets permitted by Section 5.1 (a) hereof, and (vi) any of the following items of personal property which, at the time acquired by the Partnership, are subject to leases that are substantially similar to any of the leases on the assets described on Schedule A;

                     (x)      Rail cars, airplanes, airplane engines, and similar transportation equipment; and

                     (y)      Vehicles, including automobiles, forklift trucks, cranes and similar heavy equipment;

                     (n)      Cause the Partnership to contract and pay for investment banking, legal and other services and expenses in conjunction with the formation of the Partnership and the execution of this Agreement and related documents other than (i) the fee paid to BT Securities Corporation up to a maximum of $1,575,000, (ii) fees up to $1,000,000 in the aggregate paid for legal services, and (iii) fees payable pursuant to the Fee Agreement;

                     (o)      Cause or give any amendment, modification or waiver of consent of the Partnership's rights or obligations under any of the Transaction Documents (other than any sublease to which any Aircraft is subject and any other portions of the Lease Documentation associated with such sublease);

                     (p)      Cause the Partnership to change its Fiscal Year;

                     (q)      Cause the admission of any Person to the Partnership as a Partner other than pursuant to Section 10 hereof or to effect any redemption or retirement of any part of any Interest (other than a redemption or. retirement pursuant to Section 10.8 or 12.2 hereof or the Fee Agreement);

                     (r)      Cause the Partnership to merge or consolidate with or into or engage in any other business combination with any corporation, business trust or association, real estate investment trust, common law trust, limited liability company or unincorporated business (including a partnership whether general or limited) or any other Person;

                     (s)      Cause the Partnership to create or contribute to any multi-employer or single-employer plan as defined in Section 4001 of the Employee Retirement Income Security Act of 1974 and the laws, rules and regulations promulgated thereunder as each of the same may be amended from time to time;

                     (t)      Cause the Partnership to invest Net Cash Flow other than as expressly required or expressly permitted by this Agreement, including without limitation Sections 5.1(j), 5.4 (d), 5.4 (e) and 5.7 hereof.

               5.4     Fiduciary Duties of the General Partner.

                     (a)      The General Partner, in its capacity as General Partner, shall be under a fiduciary duty to conduct the affairs of the Partnership in the best interests of the Partnership and of the Partners, including the safekeeping and use of all of the Property and the use thereof for the exclusive benefit of the Partnership.

                     (b)      The General Partner shall cause the Partnership to conduct its business and operations separate and apart from that of the General Partner or any of its Affiliates, including, without limitation, (i) segregating Partnership assets and not allowing funds or other assets of the Partnership to be commingled with-the funds or other assets of, held by, or registered in the name of, the General Partner or any of its Affiliates provided that this clause (i) shall not apply with respect to any Affiliate that holds such Partnership funds and other assets in a custodial cash management account in the ordinary course of its trade or business, (ii) maintaining books and financial records of the Partnership seperate from the books and financial records of the General Partner and its Affiliates, and observing all Partnership procedures and formalities, including, without limitation, maintaining minutes of Partnership meetings and acting on behalf of the Partnership only pursuant to due authorization of the Partners, (iii) causing the Partnership to pay its liabilities from assets of the Partnership, and (iv) causing the Partnership to conduct its dealings with third parties in its own name and as a separate and independent entity. Any provision to the contrary notwithstanding, the liability of the General Partner for its duties and obligations to the Partnership and the Partners hereunder and under applicable law, and the standard of care with respect to the performance of such duties and obligations, shall in no way be reduced or affected by the delegation to or the performance by any Person of such duties or obligations.

                     (c)      Upon the execution of this Agreement, the General Partner shall provide to the Partnership a resolution of its board of directors or a certificate of an officer or authorized representative authorized by the board of directors naming those officers or authorized representatives (each a "Responsible Officer") of the General Partner that will be responsible for the management and operations of the Partnership in accordance with this Section 5 until such time as the General Partner has provided to the Partnership another resolution or officer's certificate naming others of its officers or authorized representatives to be Responsible officers, and the General Partner hereby covenants and agrees that such Responsible Officers are subject to its supervision and control and shall maintain the separateness of the Partnership's operations and otherwise comply with all of the terms of this Agreement.

                     (d)      Except as otherwise provided in this Agreement including Section 7.6 hereof, the General Partner shall cause the Partnership to distribute Net Cash Flow in accordance with Section 4.1 hereof. Any Net Cash Flow of the Partnership on or prior to October 31, 2000 that is not distributable pursuant to Section 4.1 hereof shall be invested by the General Partner as provided in, or permitted by Sections 5.1 (j), 5.4 (d), 5.4 (e) and 5.7 hereof;

                     (e)      As soon as commercially practicable after December 31, 1995, the General Partner shall use its best efforts to acquire on behalf of the Partnership any one or more of the assets described in clause (vi) of Section 5.3 (m) hereof;

                     (f)      The General Partner shall notify the Partners of the occurrence of an Uncured Default described in Section 10.8 (a) hereof or any Dissolution Event described in Section 12.1 hereof or any event which with notice or the passage of time would constitute an Uncured Default or Dissolution Event, and the action which the General Partner has taken or proposes to take with respect thereto, promptly, but no later than ten (10) Business Days, after any Responsible Officer has actual knowledge of such occurrence.

                     (g)      The General Partner shall take all actions which may be necessary or appropriate (i) for the continuation of the Partnership's valid existence as a limited partnership under the laws of the State of Delaware, and (ii) for the accomplishment of the Partnership's purposes, including the acquisition, management, maintenance, preservation, and operation of its assets in accordance with the provisions of this Agreement and applicable laws and regulations.

                     (h)      The General Partner shall devote to the Partnership such time as in its reasonable judgment may be necessary for the proper performance of its duties hereunder.

                     (i)      Except as otherwise provided in Section 1.9 hereof, the General Partner shall be under a fiduciary duty to conduct the affairs of the Partnership in the best interests of the Partnership and the Partners, including, without limitation, (i) the safekeeping and use of the Property, (ii) the use thereof for the exclusive benefit of the Partnership (subject to existing rights of others in the Property), (iii) the preservation of the Schedule A Assets free and clear of any Lien, except for Permitted Liens, and (iv) the maintenance of the Schedule A Assets and any substitutions therefor no longer subject to the Master Leases in accordance with the standards set-forth in the Master Leases. The General Partner shall not conduct the affairs of the Partnership so as to benefit any other business now owned or hereafter acquired by any Partner if such conduct also produces a detriment to the Partnership.

                     (j)      The General Partner shall, at all times, maintain in full force and effect the Capital Contribution Agreement.

                     (k)      The General Partner shall maintain all licenses, permits, registrations, authorizations, use agreements, consents, orders, or approvals of governmental or quasi-governmental agencies and authorities (whether United States federal, state, local, municipal, or foreign) necessary to the continued conduct of its business.

                     (1)      The General Partner shall cause the Partnership to perform all of its obligations and enforce all of its rights under the Transaction Documents and shall perform all of its duties required under this Agreement.

               5.5     Indemnification of the Partners.

                     (a)      To the maximum extent permitted by applicable law, the Partnership, its receiver or its trustee (in the case of its receiver or trustee, to the extent of Partnership Property) shall indemnify, save harmless, and pay all Expenses of a Partner or any officer, director, shareholder, partner, employee, representative or agent of a Partner relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such Partner, officer, director, shareholder, partner, employee, representative or agent in connection with the business of the Partnership, including reasonable attorneys' fees and expenses incurred by such Partner, officer, director, shareholder, partner, employee, representative or agent in connection with the defense of any action based on any such act or omission, which attorneys, fees and expenses may be paid as incurred, including all such liabilities under federal and state securities laws (including the Securities Act of 1933, as amended) as permitted by law.

                     (b)      In the event of any action by a Partner against the General Partner or any officer, director, shareholder, partner, employee, representative or agent of the General Partner, including a Partnership derivative suit, the Partnership shall indemnify, save harmless, and pay all Expenses (including attorneys' fees) of the General Partner, officer, director, shareholder, partner, employee, representative or agent incurred in the defense of such action, if the General Partner, officer, director, shareholder, partner, employee, representative or agent is successful in such action.

                     (c)      The Partnership shall indemnify, save harmless, and pay all Expenses of the General Partner if, for the benefit of the Partnership, the General Partner makes any deposit, acquires any option, or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Partnership and suffers any financial loss as the result of such action.

                     (d)      Notwithstanding anything to the contrary in any of Sections 5.5 (a), 5.5 (b) and 5.5 (c) hereof, such Sections shall be enforced only to the maximum extent permitted by law, and no Partner shall be indemnified from any liability for the fraud, bad faith, willful misconduct, negligence or failure to perform in accordance with this Agreement of or by itself or any of its Affiliates.

                     (e)      Notwithstanding anything to the contrary in any of Sections 5.5 (a), 5.5 (b) and 5.5 (c) hereof, in the event that any provision in any of such Sections is determined to be invalid in whole or in part, such Section shall be enforced to the maximum extent permitted by law.

                     (f)      Without limitation of the obligations under Section 10.8 (b) (ii) (1), 12.3 (a) (iii) or 12.4 hereof, notwithstanding anything to the contrary in this Agreement, in no event will any indemnification set forth in this Section 5.5 subject any Limited Partner to personal liability.

                     (g)      All indemnities provided for in this Agreement shall survive the transfer of a Partner's Interest.

               5.6      Compensation; Expenses and Loans.

                     (a)      Compensation and Reimbursement. Except as otherwise provided in this Section 5.6 and Section 5.5 (c) hereof, no Partner shall receive any salary, fee, or draw for services rendered to or on behalf of the Partnership or otherwise in its capacity as a Partner, nor shall any Partner be reimbursed for any expenses incurred by such Partner on behalf of the Partnership or otherwise in its capacity as a Partner.

                     (b)      Expenses. The General Partner shall pay all ordinary and customary expenses of the Partnership incurred in the ordinary course of the Partnership's day-to-day business in exchange for an annual management fee paid to the General Partner in the amount of $82,500 for calendar year 1993 and $165,000 for each subsequent calendar year (or portion thereof) provided, however, that if the Partnership is liquidated pursuant to Section 12 hereof and a liquidator other than the General Partner is appointed in accordance with Section 12 hereof, the management fee for the calendar year in which the liquidation occurs shall be paid to the liquidator in lieu of the General Partner. In addition, the Partnership shall either pay directly or reimburse the General Partner for other reasonable expenses (such as lease administration or litigation costs) incurred in connection with the Partnership's business that would not be considered to be normal ongoing expenses of the Partnership.

               5.7     Temporary Investments.

               All Property in the form of cash not otherwise invested shall be deposited as soon as commercially reasonable for the benefit of the Partnership in one or more accounts of the Partnership maintained in such financial institutions as the General Partner shall determine or shall be invested in short-term liquid securities or other cash-equivalent obligations of such financial institutions or of the United States (or institutions whose obligations are guaranteed as to payment by the United States), and withdrawals shall be made only in the regular course of Partnership business on such signature or signatures as the General Partner may determine from time to time. Such financial institutions must have outstanding unsecured indebtedness that is rated A" or better by Standard & Poor's Corporation or A3 or better by Moody's Investor's Service, Inc. (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating unsecured bank indebtedness).

SECTION 6. ROLE OF LIMITED PARTNERS

               6.1.     Rights or Powers.

               The Limited Partners shall not have any right or power to take part in the management or control of the Partnership or its business and affairs or to act for or bind the Partnership in any way. Notwithstanding the foregoing, the Limited Partners shall have all the rights and powers specifically set forth in this Agreement. A Limited Partner, any Affiliate thereof or an employee, stockholder, agent, director or officer of a Limited Partner or any Affiliate thereof, may also be an employee or agent of the Partnership or an employee, agent, stockholder, director or officer of a General Partner. The existence of these relationships and acting in such capacities will hot result in the Limited Partner being deemed to be participating in the control of the business of the Partnership or otherwise affect the limited liability of the Limited Partner.

               6.2      Voting Rights.

               The Limited Partners shall have the right to vote only on the matters (a) specifically reserved for their vote or approval which are set forth in this Agreement, or (b) required by the Act.

               6.3     .Procedure for Consent.

               In any circumstances requiring the agreement, approval or consent of the Limited Partners specified in this Agreement, such agreement, approval or consent may, except where a standard for such agreement, approval or consent is provided for expressly in this Agreement, be given or withheld in the sole and absolute discretion of the Limited Partners. If the General Partner receives the necessary agreement, approval or consent of the Limited Partners to such action, the General Partner shall be authorized and empowered to implement such action without further authorization by such Limited Partners. Such agreement, approval or consent must be obtained in writing or by telephone or facsimile, if such telephone conversation or facsimile is followed by a hard copy of the telephone conversation or facsimile communication sent by registered or certified mail, postage and charges prepaid, addressed as described in Section 14.1 hereof, or to such other address as such Person may from time to time specify by notice to the other Partners; provided, however, that such agreement, approval or consent shall be deemed to have been given by a Limited Partner if such Limited Partner does not otherwise notify the General Partner in writing (a) within sixty (60) days after such Limited Partner is initially notified and (b) within ten (10) days after such Limited Partner is subsequently notified, in each case in writing by the General Partner that such Limited Partner's agreement, approval or consent is requested.

SECTION 7. REPRESENTATIONS, WARRANTIES AND COVENANTS

               7.1 In General.

               As of the date hereof, each Partner hereby makes each of the representations, warranties and covenants applicable to such Partner as set forth in Sections 7.2, 7.3 and 7.4 hereof, and such warranties, representations and covenants shall survive the execution of this Agreement.

               7.2      Representations, Warranties and Covenants.

               Each Partner hereby represents, warrants and covenants to the Partnership and to each of the other Partners that:

                     (a)      Due Incorporation or Formation; Authorization of Agreement. Such Partner is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Partner is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Such Partner has the corporate or partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or partnership action. This Agreement has been duly executed and delivered by such Partner and constitutes the legal, valid and binding obligation of such Partner.

                     (b)      No Conflict with Restrictions; No Default. Neither the execution, delivery and performance of this Agreement nor the consummation by such Partner of the transactions contemplated hereby to occur on or about the Effective Date (i) will conflict with, violate or result in a breach, whether with notice or lapse of time or both, of any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to such Partner, (ii) will conflict with, violate, result in a breach of or constitute a default under, whether with notice or lapse of time or both, any of the terms, conditions or provisions of the articles of incorporation or bylaws of such Partner, (iii) will conflict with, violate, result in a breach of or constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights or require any consent, authorization or approval under any indenture, note, bond, mortgage, lease agreement or other instrument or agreement to which such Partner is a party or by which such Partner is or may be bound, or (iv) will result in the creation or imposition of any lien, claim, charge or encumbrance upon any of the material properties or assets of such Partner.

                     (c)      Governmental Authorizations. Any registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by, any governmental or regulatory authority, domestic or foreign, that is required in connection with the valid execution, delivery, acceptance and performance by such Partner of its obligations under this Agreement, or the consummation by such Partner of any transaction contemplated hereby to occur on or about the Effective Date, has been completed, made or obtained on or before the date hereof.

                     (d)      Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of such Partner, threatened against or affecting such Partner or any of its properties, assets or businesses in any court or before or by any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit or proceeding, which could, if adversely determined) reasonably be expected to materially impair such Partner's ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Partner; and such Partner has not received any currently effective notice of any default, and such Partner is not in default (whether with notice or lapse of time or both), under any applicable order, writ, injunction, decree, permit, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair such Partner's ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Partner.

                     (e)      Subsidiary. All of the outstanding capital stock or ownership interests in the capital and profits of such Partner is owned, directly or indirectly, by its Parent.

                     (f)      Investigation/Intent Such Partner is acquiring its Interest based upon its own investigation, and the exercise by such Partner of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis and expertise; except for any transfer of Investor's Interest as contemplated or permitted by this Agreement, such Partner's acquisition of its interest is being made for its own account as principal, for investment and not with a view to the sale, distribution or fractionalization thereof, in whole or in part; and such Partner is a sophisticated investor possessing an expertise in analyzing the benefits and risks associated with acquiring investments that are similar to the acquisition of its Interest. Such Partner intends to participate as a partner in a Delaware limited partnership formed by this Agreement for the purpose of making an economic profit from transactions entered into by the Partnership.

                     (g)      Confidentiality. Except as contemplated hereby or required by a court of competent authority or regulatory agency or otherwise in connection with an examination of such Partner's records by appropriate authorities, each Partner shall keep confidential and shall not disclose to others (except its agents and advisors) and shall use its reasonable efforts to prevent its Affiliates and any of its, or its Affiliates', present or former employees, agents, and representatives from disclosing to others without the prior written consent of all Partners any information which pertains to this Agreement, any negotiations pertaining thereto, any of the transactions contemplated hereby or the business of the Partnership. Notwithstanding the foregoing, (i) neither the Partners nor any of their Affiliates shall be precluded from participating in similarly structured transactions or making generic reference to this transaction or methods of addressing issues arising in this transaction, provided, however, that any such disclosure under this sentence shall be subject to confidentiality agreements similar to the provisions of this Section 7.2 (g) and (ii) each Partner shall be free of its confidentiality obligations to the extent that any information that would otherwise be deemed confidential, hereunder (a) is now in the public domain or comes into the public domain through no fault of such Partner, (b) is now or subsequently becomes known to such Partner from a party not bound by a confidentiality agreement, or (c) was otherwise known by such Party.

                     (h)      Citizenship. Such Partner is, and except as may be consented to by the other Partners (which consent shall not be unreasonably withheld), shall remain throughout the term of the Partnership, a "citizen of the United States" within the meaning of Section 101 (16) of the Federal Aviation Act and shall notify the General Partner immediately upon becoming aware of any fact or circumstance that would lead reasonably to the conclusion that such Partner is at risk of losing such citizenship.

                     (i)      Liens. Such Partner shall not cause or permit to exist a Lessor's Lien attributable to or caused by it and will promptly, at its own expense, take such action as may be necessary to discharge any Lessor's Lien attributable to it or caused by it.

                     (j)      ERISA. Such Partner is not acquiring its Interest in the Partnership with the assets of any "employee benefit plan" as defined in Section 3 (3) of the Employee Retirement Income Security Act of 1974, as amended, or any "plan" within the meaning of Section 4975 (e) (1) of the Code.

                     (k)       Investment Company Act and Public Utility Holding Company Act of 1935. No such Partner is an "investment company" as defined in or subject to regulation under the Investment Company Act of 1940, as amended. No such Partner nor any Affiliate of such Partner, including the Partnership, is a "holding company," an "affiliate of a holding company," or a "subsidiary of a holding company" as defined in, or is subject to any form of regulation, limitation or control under the Public Utility Holding Company Act of 1935, as amended.

                     (l)      No Other Brokers Or Financial Advisory Fees. Except for the financial advisory fee to be paid by the Partnership to BT Securities Corporation and the fee paid to PCI pursuant to the Fee Agreement, no such Partner nor any Affiliate thereof has engaged any broker, financial advisor or other Person that would give rise to a claim against the Partnership or any other Partner or Affiliate thereof for any brokers, financial advisory, investment banking, finders or similar fee in connection with the transactions occurring on the Effective Date and arising by, through or under such Partner or its Affiliates.

                     (m)      Solvency. On the Effective Date, after giving effect to the transactions occurring on the Effective Date, such Partner is solvent within the meaning of any applicable federal or state statute relating to Bankruptcy.

               7.3     Additional Representations, Warranties and Covenants By Investor.

               In addition to the representations, warranties and Covenants set forth in Section 7.2 hereof, Investor hereby represents and warrants to each of TIFC and Assetco that: (a) Investor was formed for the purpose of acquiring an Interest in the Partnership; (b) Investor is a direct wholly owned subsidiary of Parent; (c) on the Effective Date, no more than 10 percent of the value of the total assets of Parent (determined (i) by taking into account assets directly held by Parent and assets indirectly held through one or more wholly owned subsidiaries of Parent, and (ii) after giving effect to Investor's Capital Contribution as provided in Section 2.2 of this Agreement) consists of securities of issuers which are or would, but for the exception set forth in Section 3 (c) (1) (A) of the U.S. Investment Company Act of 1940, as amended, be excluded from the definition of "investment company" solely by Section 3 (c) (1) of such Act.

               7.4      Additional Representations,Warranties and Covenants By TIFC and Assetco.

               In addition to the representations, warranties and covenants set forth in Section 7.2 hereof, each of TIFC and Assetco hereby represents and warrants to Investor that:

                     (a)      Good Title. The Partnership has good and marketable title to all of the rights, interest and assets included within the "Assets" as defined in the Contribution Agreements, free and clear of all obligations, liens, pledges, claims, rights of first refusal, options, charges, security interests, mortgages, or other encumbrances of any nature whatsoever, other than those arising solely in favor of the Partnership from the transactions contemplated by the Contribution Agreements.

                     (b)      No Existing Partnership Debt. Prior to the Effective Date, the Partnership has not borrowed or incurred any liability or other Debt, other than Debt described in Section 5.3 (j) (i)-(v) hereof.

                     (c)      No Conflict with Restrictions; No Default by GECC. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby (i) will conflict with, violate or result in a breach, whether with notice or lapse of time or both, of any of the terms, conditions or provision ' s of any law, regulation, order, writ, injunction, decree, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to GECC or any Affiliate thereof, (ii) will conflict with, violate, result in a breach of or constitute a default under, whether with notice or lapse of time or both, any of the terms, conditions or provisions of the articles of incorporation or bylaws of GECC or any Affiliate thereof, (iii) will conflict with, violate, result in a breach of or constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights or require any consent, authorization or approval under any indenture, note, bond, mortgage, lease agreement or other instrument or agreement to which GECC or any Affiliate thereof is a party or by which GECC or any Affiliate thereof is or may be bound or to which any of its material properties or assets is subject, or (iv) will result in the creation or imposition of any lien, claim, charge or encumbrance upon any of the material properties or assets of GECC or any Affiliate thereof.

                     (d)      Partnership Status. The Partnership has been duly formed as a limited partnership under the Act. The Partnership has been a partnership for United States federal income tax purposes since the date of its formation.

               7.5     Indemnification and Cooperation Regarding Claims.

                     (a)      Indemnification. Each Partner (the "Indemnitor") hereby agrees to indemnify, defend and hold harmless the Partnership and each other Partner hereto and GECC and their respective successors, officers, directors, partners, employees, agents and permitted assigns (collectively the "Indemnified Parties") harmless, on an after-tax basis, from and against any and all liabilities, obligations, losses, damages (excluding consequential damages), penalties, fines, assessments (whether criminal or civil), claims, actions, inquiries, suits, judgments, costs, expenses (including reasonable legal fees and expenses and costs of investigation), disbursements or demands ("Damages") arising out of, resulting from or relating to a breach or violation of any representation, warranty, covenant or agreement made by the Indemnitor pursuant to this Agreement or in 'any document delivered by the Indemnitor pursuant hereto or the transactions contemplated hereby. Notwithstanding the foregoing, the Indemnitor shall have no obligation to reimburse, indemnify, defend or hold any Indemnified Party harmless from any Damages to the extent such Damages are caused by the gross negligence or willful misconduct of such Indemnified Party.

                     (b)      Cooperation Regarding Claims.

                     (i)      If any Indemnified Party shall receive notice or have knowledge of any claim, demand, action, suit or proceeding that said Indemnified Party may have reason to believe may result in a claim for indemnification pursuant to this Section 7.5, such Indemnified, Party shall, as promptly as possible, give the Indemnitor notice thereof. Such notice shall include, to the extent known to such Indemnified Party: (A) reasonably detailed description of the facts and circumstances relating to such claim, demand, action, suit or proceeding, (B) a complete copy of all related notices, pleading and other papers and (C) a description in reasonable detail of the basis for the potential claim for indemnification; provided, however, that failure promptly to give notice or to provide such information and documents shall not relieve the Indemnitor of any obligation of indemnification it may have under this Section 7.5.

                     (ii)      The parties shall consult with each other regarding, and cooperate in respect of the response to, and the defense of, any claim, demand, action, suit or proceeding. The Indemnitor shall be entitled to assume the defense or to represent the interests of the Indemnified Party seeking indemnification in respect of such claim, demand, action, suit or proceeding which shall include the right to select legal counsel and other consultants satisfactory to the Indemnified Party, appear in proceedings on behalf of such Indemnified Party and to propose accept or reject offers of settlement, all at its sole cost; provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnitor and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it and/or other Indemnified Parties which are different from or additional to those available to the Indemnitor, the Indemnified Party shall have the right to select its own counsel to defend such action on behalf of such Indemnified Party or Parties at the expense of the Indemnitor.

               7.6     Damage Payments.

                         Any damages, indemnification or other payments made to the Partnership with respect to any breach or other violation of any representation, warranty, covenant or other agreement made pursuant to Section 7 hereof, to the extent paid with respect to costs, liabilities or damages incurred by a Partner or an Affiliate thereof, shall immediately be paid by the Partnership to such Partner or Affiliate.

SECTION 8. ACCOUNTING, BOOKS AND RECORDS

               8.1      Accounting, Books and Records.

               The Partnership shall maintain at its principal place of business separate books of account for the Partnership which shall show a true and accurate record in United States dollars of all business transactions arising out of and in connection with the conduct of the Partnership and the operation of its business and in sufficient detail to allow preparation of tax returns required to be prepared pursuant to Section 8.3 hereof and the maintenance of "Capital Accounts" in accordance with the definition of "Capital Account." The Partnership shall use the accrual method of accounting in preparation of its annual reports and for tax purposes and shall keep its books and records accordingly. Subject to Section 8.4 hereof, any Partner or its designated representative shall have the right at its own cost and expense, at any reasonable time, to have access to and inspect and copy the contents of such books or records. The General Partner shall be reimbursed by such Partner for reasonable costs incurred as a result of such inspection. The rights granted to a Partner pursuant to this Section 8.1 are expressly subject to compliance by such Partner with the reasonable safety and security guidelines of the Partnership, as such procedures and guidelines may be established from time to time. The General Partner shall not keep confidential from any Limited Partner any information concerning the Partnership based on Section 17-305 (b) of the Act.

               8.2      Reports.

                (a)      In General. The General Partner shall be responsible for the preparation of financial reports of the Partnership and the coordination of financial matters of the Partnership with the Partnership's accountants.

                (b)      Annual Reports. Within sixty (60) days (with respect to unaudited statements) and one hundred twenty (120) days (with respect to audited statements) after the end of each Fiscal Year, and at such time as distributions are made to the Partners pursuant to Section 12.2 hereof, the General Partner shall cause to be prepared and each Partner to be furnished with financial statements (accompanied in the case of audited statements by a report thereon of the Partnership's accountants stating that such statements are prepared and fairly stated in all material respects on a federal income tax basis, and, to the extent inconsistent therewith, in accordance with this Agreement), including the following:

                     (i)      A copy of the balance sheet of the Partnership as of the last day of such Fiscal Year;

                     (ii)      A statement of income or loss for the Partnership for such Fiscal Year;

                     (iii)      A statement of the Partners' Capital Accounts and changes therein for such Fiscal Year; and

                     (iv)      A statement of Partnership cash flow and Net Cash Flow for such Fiscal Year.

                (c)      Retirement Date Reports. The General Partner shall cause to be prepared and each Partner furnished with (x) on the date on which any distribution is made pursuant to Section 10.8 (b) hereof in retirement of Investor's entire Interest, each of the following statements together with a certificate of the General Partner executed by a financial officer thereof familiar with the financial affairs of the Partnership that such statements have been prepared in accordance with this Agreement, subject to adjustment by the audited statements to be provided pursuant to clause (y), and (y) not later than one hundred twenty (120) days after the date described in clause (x), certification by an office of an internationally recognized accounting firm selected by the General Partner that such statements have been prepared in accordance with this Agreement:

                     (i)      A balance sheet as of the Retirement Allocation Date; and

                     (ii)      A statement of the Partners' Capital Accounts as adjusted pursuant to Section 10.8 (b) hereof.

Investor may elect to have a second internationally recognized accounting firm prepare the balance sheet and Capital Account statements described in this Section 8.2(c), which statements shall be certified by such accounting firm as having been prepared in accordance with this Agreement. If the Investor's Capital Account balance as certified by the second accounting firm differs by less than fifteen percent from the Investor's Capital Account balance as certified by the first accounting firm, then the Capital Account balance determined under this Section 8.2 (c) shall be the average of the two Capital Account balances. If the Investor's Capital Account balance as certified by the second accounting firm differs by more than fifteen percent from the investor's Capital Account balance as certified by the first accounting firm, then a third internationally recognized accounting firm selected by mutual agreement of the Partners shall prepare the balance sheet and Capital Account statements described in this Section 8.2 (c), which statements shall be certified by such accounting firm as having been prepared in accordance with this Agreement. The Capital Account balance determined under this Section 8.2 (c) shall be the average of three Capital Account balances determined by the three accounting firms. The fees and expenses of the first-accounting firm shall be paid by the Partnership. The fees and expenses of the second and third accounting firms shall be paid by the Investor.

               8.3     Tax Matters Partner; Tax Information.

                     (a)      The General Partner is specifically authorized to act as the "Tax Matters Partner" under the Code and in any similar capacity under state, local or foreign law. The Tax Matters Partner shall have the authority to make any and all elections for federal, state, and local tax purposes including, without limitation, any election, if permitted by applicable law: (i) with the unanimous consent of the Partners, to adjust the basis of Property pursuant to Code Sections 754, 734 (b) and 743 (b), or comparable provisions of state or local law, in connection with transfers of Interests and Partnership distributions; (ii) to extend the statute of limitations for assessment of tax deficiencies against the Partners with respect to adjustments to the Partnership's federal, state, local or foreign tax returns; and (iii), subject to Section 5.3 (d) hereof, to the extent provided in Code Sections 6221 through 6231, to represent the Partnership and the Partners before taxing authorities or courts of competent jurisdiction in tax matters affecting the Partnership and the Partners in their capacities as Partners, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that affect the rights of the Partnership and the Partners. The General Partner shall provide the other Partners with notice of the commencement of any proceedings described in clause (iii) hereof and shall provide such Partners with periodic reports (written or oral) throughout such proceedings of the issues and responses raised in such proceedings.

                (b)      All necessary tax information shall be delivered by the General Partner to each Partner as soon as practicable but not later than five (5) months after the end of each Fiscal Year. The General Partner will provide a reasonable estimate of such tax information to each Partner within sixty (60) days after the end of each Fiscal Year.

SECTION 9. AMENDMENTS; VOTING AND CONSENT

               9.1     Amendments.

               Amendments to this Agreement may be proposed by any Partner. Following such proposal, the General Partner shall submit to the Partners a verbatim statement of any proposed amendment and the General Partner shall include in any such submission a recommendation as to the proposed amendment. The General Partner shall seek the written vote of the Partners on the proposed amendment. A proposed amendment shall be adopted and be effective as an amendment hereto if it receives the affirmative vote of all of the Partners; provided that such amendment shall be in writing and executed by all of the Partners. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which such termination, amendment, supplement or waiver is sought.

               9.2     Voting and Consent.

               A Partner's voting rights or consent rights for purposes of votes and consents required or permitted pursuant to this Agreement shall equal such Partner's Percentage Interest.

SECTION 10. TRANSFERS

               10.1     Restriction on Transfers.

               Except as otherwise permitted by this Agreement or the Fee Agreement, no Partner shall Transfer all or any portion of its Interest. In the event that any Partner pledges or otherwise encumbers all or any part of its Interest as security for the payment of a Debt, any such pledge or hypothecation shall be made pursuant to a pledge or hypothecation agreement that requires the pledgee or secured party to be bound by all of the terms and conditions of this Section 10. A Transfer of all or a portion of an Interest includes (a) a Transfer of a beneficial interest in a grantor trust that holds an Interest, (b) any event that causes a grantor trust that holds an interest not to be treated as a grantor trust for federal income tax purposes, and (c) a Transfer by PCI of all or any portion of the capital stock or beneficial ownership interest of Investor or any Transferee of Investors Interest in the Partnership.

               10.2     Permitted Transfers.

               Subject to the conditions and restrictions set forth in Section 10.3 hereof, a Partner may at any time Transfer all or any portion of its Interest, and PCI may transfer all or any portion of the capital stock or beneficial ownership of Investor or any Transferee of Investor's Interest in the Partnership, to (a) any other Partner or Wholly owned Affiliate of another Partner, (b) any Wholly Owned Affiliate of the transferor, (c) the transferor's, administrator or trustee to whom such interest is transferred involuntarily by operation of law, or (d) any Person approved by all the other Partners; provided, however, that in the case of a transfer described in clause (a) or clause (b) of this sentence, such transfer shall be permitted only if (x) performance or payment by the transferor Partner is guaranteed by an Affiliate of such transferor Partner, and such Affiliate agrees to be liable as guarantor of the performance or payment by the transferee, and (y) such Affiliate becomes a party to all Transaction Documents to which the transferor Partner is a party and executes such documents and instruments as the General Partner may reasonably request as may be necessary or appropriate to confirm such Affiliate's agreement to be bound by the terms and conditions of such Transaction Documents (any such Transfer being referred to in this Agreement as a "Permitted Transfer").

               10.3     Conditions to Permitted Transfers.

               A Transfer shall not be treated as a Permitted Transfer under Section 10.2 hereof unless and until the following conditions are satisfied, provided, however, that with respect to a Permitted Transfer that is a Transfer described in Section 10.1(c), only the condition set forth in Section 10.3 (e) shall be required to be satisfied:

                     (a)      Except in the case of a Transfer involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Partnership (i) such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Partnership to effect such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Section 10, and (ii) such information as will comply with the requirements of Code section 60501. In the case of a Transfer of Interests involuntarily by operation of law, the Transfer shall be confirmed by presentation to the Partnership of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Partnership. In addition, unless the requirements of this sentence have been waived by the General Partner, the Partnership shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such Transfer.

                     (b) The Transfer will not cause the Partnership to terminate for federal income tax purposes and, except in the case of a Transfer involuntarily by operation of law, the transferor shall furnish to the Partnership an opinion of counsel to such effect, unless the Partners unanimously agree to waive the requirement that such opinion be provided. Such counsel and opinion shall be reasonably satisfactory to all the Partners.

                     (c)      The transferor and transferee shall furnish the Partnership with the transferee's taxpayer identification number, sufficient information to determine the transferee's initial tax basis in the Interest transferred, and any other information reasonably necessary to permit the Partnership to file all required tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Partnership shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Interest until it has received such information.

                     (d)      Either (a) such Interest is registered under the Securities Act of 1933, as amended, and any applicable state securities laws, or (b) such Transfer is exempt from all applicable registration requirements and will not violate any applicable laws regulating the Transfer of securities and, except in the case of a Transfer of an Interest involuntarily by operation of law, the transferor shall provide an opinion of counsel to such effect, unless the Partners unanimously agree to waive the requirement that such opinion be provided. Such opinion and counsel shall be reasonably satisfactory to all the Partners.

                     (e)      The Transfer will not cause the Partnership to be deemed to be an "investment company" under the Investment Company Act of 1940, as amended, cause any Partner to be subject to any federal or state banking law, or cause any Partner or any Affiliate of such Partner, including the Partnership, to be a "holding company," an "affiliate of a holding company" or a "subsidiary of a holding company" as defined in, or subject to any form of regulation, limitation or control under the Public Utility Holding Company Act of 1935, as amended, and, in each case, except in the case of a Transfer of an Interest involuntarily by operation of law, the transferor shall provide an opinion of counsel to such effect, unless the Partners unanimously agree to waive the requirement that such opinion be provided. Such opinion and counsel shall be reasonably satisfactory to all the Partners.

                     (f)      Except in the case of a Transfer of an Interest involuntarily by operation of law, if the transferor is a General Partner, the transferor and transferee shall provide the Partnership with an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to all the Partners, to the effect that such Transfer will not cause the Partnership to become taxable as a corporation for federal income tax purposes.

               10.4      Prohibited Transfers.

               Any purported Transfer of an Interest in the Partnership that is not a Permitted Transfer shall be null and void and of no force or effect whatever; provided that, if the Partnership is required to recognize a Transfer that is not a Permitted Transfer (or if the Partnership, in its sole discretion, elects to recognize a Transfer that is not a Permitted Transfer), the Interest Transferred shall be strictly limited to the transferor's rights to allocations and distributions as provided by this Agreement with respect to the transferred Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Partnership) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Interest may have to the Partnership.

               In the case of a Transfer or attempted Transfer of an Interest that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Partnership and the other Partners from all cost, liability, and damage (including any damages incurred by a Partner pursuant to its obligation to restore its negative Capital Account balance pursuant to Section 12.4 hereof) that any of such indemnified Partners may incur (including, without limitation, incremental tax liabilities, lawyers fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby. Any indemnification payments made to the Partnership under this Section 10.4, to the extent paid with respect to costs, liabilities or other damages incurred by a Partner, shall immediately be paid by the Partnership to such Partner.

               10.5      Rights of Unadmitted Assignees.

                     (a)       In General. A Person who acquires an Interest but who is not admitted as a substituted Partner pursuant to Section 10.6 hereof shall be entitled only to allocations and distributions with respect to such Interest in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Partnership, shall not be entitled to inspect the books or records of the Partnership, and shall not have any of the rights of a General Partner or a Limited Partner under the Act or this Agreement.

                     (b)      General Partner. A transferee who acquires an Interest from a General Partner hereunder by means of a Transfer that is permitted under this Section 10, but who is not admitted as a substituted General Partner, shall have no authority to act for or bind the Partnership, to inspect the Partnership's books, or otherwise to be treated as a General Partner. Following such a Transfer, the transferor shall not cease to be a general partner of the Partnership and shall continue to be a General Partner until such time (if ever) as the transferee is admitted as a General Partner.

               10.6     Admission of Substituted Partners.

               Subject to the other provisions of this Section 10, a transferee of an Interest may be admitted to the Partnership as a substituted Partner only upon satisfaction of the conditions set forth in this Section 10.6:

                     (a)      The Partners unanimously consent to such admission, which consent may be given or withheld in the sole and absolute discretion of each Partner;

                     (b)      The Interest with respect to which the transferee is being admitted was acquired by means of a Permitted Transfer;

                     (c)      The transferee becomes a party to this Agreement as a Partner and executes such documents and instruments as the General Partner may reasonably request (including, without limitation, a counterpart or amendment to this Agreement and an amendment to the Certificate) as may be necessary or appropriate to confirm such transferee as a Partner in the Partnership and such transferee's agreement to be bound by the terms and conditions hereof;

                     (d)      Unless the requirements of this Section 10.6(d) have been waived by the General Partner, the transferee pays or reimburses the Partnership for all reasonable legal, filing, and publication costs that the Partnership incurs in connection with the admission of the transferee as a Partner with respect to the Transferred Interest;

                     (e)      If the transferee is a partnership or corporation, the transferee provides the Partnership with evidence satisfactory to counsel for the Partnership that such transferee has made each of the representations and undertaken each of the warranties described in Section 7 hereof; and

                     (f)      In the event that the transferee of an Interest from a General Partner is admitted as a substituted General Partner hereunder, such transferee shall be deemed admitted to the Partnership as a General Partner immediately prior to the Transfer, and such transferee shall continue the business of the Partnership without dissolution.

               10.7      Distributions and Allocations in Respect of Transferred Interests.

               If any Interest is Transferred during any Allocation Year in compliance with the provisions of this Section 10, Profits, Losses, each item thereof, and all other items attributable to the Transferred Interest for such Allocation Year shall be divided and allocated between the transferor and the transferee by taking into account their varying Percentage Interests during the Allocation Year in accordance with Code Section 706(d), using any conventions permitted by law and agreed to by the transferor and the transferee. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Partnership shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer, provided that, if the Partnership is given notice of a Transfer at least ten (10) Business Days prior to the Transfer, the Partnership shall recognize such Transfer as of the date of such Transfer, and provided further that if the Partnership does not receive a notice stating the date such Interest was transferred and such other information as the General Partner may reasonably require within thirty (30) days after the end of the Allocation Year during which the Transfer occurs, then all such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Partnership, was the owner of the Interest on the last day of such Allocation Year. Neither the Partnership nor the General Partner shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 10.7, whether or not the General Partner or the Partnership has knowledge of any Transfer of ownership of any Interest.

               10.8     Retirement of Investor's Interest.

                     (a)      In General.

                          (i)      General Partner Retirement Election. The General Partner may, at any time after October 31, 2000, elect to cause Investor's Interest to be retired in accordance with this Section 10.8(a) (i) by giving written notice (an Optional Retirement Notice") of its election to the Partnership and to all other Partners. Any Optional Retirement Notice given under this Section 10.8(a) (i) shall state the date on which the distribution required by Section 10.8(b) hereof shall be made to Investor (the "Retirement Date"), which date shall not be later than 60 Business Days after the date of such written notice.

                          (ii)      Investor Retirement Election. Investor may elect to retire from the Partnership at any time after October 31, 2000 by giving written notice (an "Optional Retirement Notice") of its election to the Partnership and to all other Partners. Investor also may elect to retire from the Partnership by giving written notice thereof (an "Optional Retirement Notice") to the Partnership at any time during which there exists an "Uncured Default" with respect to any Master Lease of any Schedule A Asset. For purposes hereof, an "Uncured Default" exists during any period commencing 60 Business Days after GECC under any Master Lease of a Schedule A Asset has failed to timely pay all amounts due under the applicable lease, if such failure is not cured before the end of such 60 day period, and ending on the day such failure is cured. A failure to pay amounts due under a Master Lease of a Schedule A Asset shall be deemed cured if all amounts due under the Master Lease are paid in full by or on behalf of the lessee, or the Owner Trustee has leased such Schedule A Asset subject to the defaulted Master Lease to any Person (including without limitation a Partner or an Affiliate of a Partner) that Investor consents to (which consent shall not be unreasonably withheld), pursuant to a lease agreement (a "Replacement Master Lease") the terms of which do not vary in any material respect from the defaulted Master Lease, unless otherwise unanimously agreed by the Partners, requiring the lessee under such Replacement Master Lease to pay rent and other amounts equal to the amount required to be paid under the defaulted Master Lease (through October 31, 2000, and at the times required to be paid pursuant to the defaulted Master Lease) and such lessee pays to the Owner Trustee, as initial rent, an amount equal to the entire amount that GECC would be required to pay to cure its default under the defaulted Master Lease. Any Optional Retirement Notice given under this Section 10.8(a)(ii) shall state the date on which the distribution required by Section 10.8(b) hereof shall be made to Investor (the "Retirement Date"), which date shall not be earlier than 60 Business Days following the date of such notice.

                     (b)      Distributions, Allocations and Payments Upon Retirement of Investor's Interest.

                          (i)      Allocations. In the event that Investor's Interest is retired pursuant to Section 10.8(a) hereof, (w) the Fair Market Value of all Property shall be determined (which value shall be determined pursuant to the Appraisal Process for all Property other than Permitted Investments) and the Gross Asset Values of such Property shall be adjusted pursuant to subparagraph (ii) of the definition of "Gross Asset Value" in Section 1.10 hereof as of the day on which the General Partner or Investor delivers the Optional Retirement Notice (the "Retirement Allocation Date"); (x) Profits, Losses, Schedule A Asset Gain, and other items of Partnership income, gain, loss or deduction for the period beginning on the first day of the Allocation Year during which the Retirement Allocation Date occurs and ending on the Retirement Allocation Date (including Profits, Losses and Schedule A Asset Gain resulting from adjustment of the Gross Asset Value of Property to reflect the Fair Market Value of such Property on the Retirement Allocation Date) shall be allocated pursuant to Section 3 hereof; (y) no Profits, Losses or Schedule A Asset Gain for the period beginning on the first day after the Retirement Allocation Date shall be allocated to Investor (however, other required allocations, including those required by Regulation Section 1.704-l(b)(2)(iv)(f), Section 704(c) of the Code or Section 3.3 hereof (other than Section 3.3(j) hereof) shall continue to be made to Investor after the Retirement Allocation Date), and (z) the Partnership shall make distributions and payments in accordance with Section 10.8(b)(ii) hereof on the Retirement Date.

                          (ii)      Distributions and Payments. On the applicable Retirement Date,

                               (1)      If Investor's Capital Account on the Retirement Date after giving effect to the adjustments and allocations required by Section 10.8(b)(i) hereof and as reflected on the statement of Capital Accounts provided to the Partners pursuant to Section 8.2(c)(ii) hereof contains a deficit balance, Investor shall contribute cash to the Partnership equal to the amount that Investor would be required to contribute pursuant to Section 12.3(a)(iii) hereof, relating to the obligation of the Investor to contribute the deficit balance of its Capital Account upon liquidation of the Partnership.

                               (2)      If Investor's Capital Account on the Retirement Date, after giving effect to the adjustments and allocations required by Section 10.8(b)(i) hereof and as reflected on the statement of Capital Accounts provided to the Partners pursuant to Section 8.2(c)(ii) hereof contains a positive balance, the Partnership shall distribute to Investor an amount of cash and/or property (as determined pursuant to the following sentence) in an amount equal to the balance in Investor's Capital Account on the Retirement Date. Unless otherwise unanimously agreed by the Partners, the distribution to Investor under this Section 10.8(b)(ii)(2) shall consist of an undivided interest in each item of Property other than cash and a proportionate share of the Partnership's cash (including cash resulting from the sale of Property or the repayment of Permitted Investments), such undivided interest and proportionate share in each case being equal to the ratio of the balance in Investor's Capital Account to the aggregate balances of the Capital Accounts of all the Partners immediately after giving effect to the adjustments and allocations required by Section 10.8(b)(i) hereof and as reflected on the statement of Capital Accounts provided to the Partners pursuant to Section 8.2(c)(ii) hereof.

                               (3) The Partnership shall pay to Investor any accrued but unpaid Guaranteed Payment Amount.

                          (iii)      In conjunction with the retirement of Investor pursuant to this Section 10.8, Assetco shall have a right of first refusal to purchase the Schedule A Assets from the Partnership for their Fair Market Value. If Assetco does not purchase the Schedule A Assets, any other Partner may purchase such assets for their Fair Market Value.

SECTION 11. GENERAL PARTNER

               11.1      Covenant Not to Withdraw, Transfer, or Dissolve.

               Notwithstanding anything to the contrary in this Agreement, the General Partner hereby covenants and agrees not to (a) take any action to file a certificate of dissolution or its equivalent with respect to itself, (b) take any action that would cause a Voluntary Bankruptcy of such General Partner, (c) withdraw or attempt to withdraw from the Partnership other than following or in conjunction with a Transfer of its Interest to an Affiliate if such Affiliate assumes all duties and obligations of the General Partner under the Transaction Documents, (d) exercise any power under the Act to dissolve the Partnership, (e) Transfer all or any portion of its Interest as a General Partner other than to an Affiliate, or (f) petition for judicial dissolution of the Partnership. Further, the General Partner hereby covenants and agrees to continue to carry out the duties of a General Partner hereunder until the Partnership is dissolved and liquidated pursuant to Section 12 hereof.

               11.2      Termination of Status as General Partner.

                     (a)      A General Partner shall cease to be a General Partner upon the first to occur of (i) the Bankruptcy of such Partner; (ii) in accordance with Section 10.5(b), the Transfer of such Partner's entire Interest as a General Partner unless the transferee does not become a substituted General Partner; (iii) the involuntary Transfer by operation of law of such General Partner's entire Interest in the Partnership, (iv) the unanimous vote of the Limited Partners to approve a request by such General Partner to retire, or (v) the election by Investor to remove such General Partner after such General Partner has attempted to make a Transfer of its Interest that is not permitted by Section 10.2 hereof, committed a material breach of this Agreement or its representations and warranties hereunder, or committed any other act or suffered any other condition that would justify a decree of dissolution of the Partnership under the laws of the State of Delaware. In the event a Person ceases to be a General Partner without having Transferred its entire Interest as a General Partner, such Person shall be treated as an unadmitted transferee of an Interest as a result of a Permitted Transfer of an Interest pursuant to Section 10.5 hereof.

               If a Person ceases to be a General Partner for any reason hereunder, such Person shall continue to be liable as a General Partner for all debts and obligations of the Partnership existing at the time such Person ceases to be a General Partner, regardless of whether, at such time, such debts or liabilities were known or unknown, actual or contingent. A Person shall not be liable as a General Partner for Partnership debts and obligations arising after such Person ceases to be a General Partner. Any debts, obligations, or liabilities in damages to the Partnership or another Partner of any Person who ceases to be a General Partner shall be collectible by any legal means and the Partnership is authorized, in addition to any other remedies at law or in equity, to apply any amounts otherwise distributable or payable by the Partnership to such Person to satisfy such debts, obligations, or liabilities.

                     (b)      It is the intention of the Partners that the Partnership not dissolve as a result of the cessation of any Person's status as a General Partner; provided, however, that if it is determined by a court of competent jurisdiction that the Partnership has dissolved, the provisions of Section 12.1 hereof shall govern.

                     (c)      If at the time a Person ceases to be a General Partner such Person is also a Limited Partner with respect to an Interest other than its Interest as a General Partner, such cessation shall not affect such Person's rights and obligations with respect to such Interest.

               11.3      Election of Additional General Partners.

               Provided the Partnership has one General Partner, any Partner may nominate one or more Persons (other than an Ineligible Person for election as additional General Partners. The election of an additional General Partner, other than an Affiliate of Assetco, shall require an affirmative vote of all of the Partners and shall require an amendment to this Agreement in accordance with Section 9.1 hereof. The Partners hereby consent in advance to the election of any additional General Partner who is an Affiliate of Assetco and to any amendment of this Agreement necessary to reflect such election.

SECTION 12. DISSOLUTION AND WINDING UP

               12.1      Dissolution Events.

               The Partnership shall dissolve and commence winding up and liquidating upon the first to occur of any of the following (each a "Dissolution Event"):

                     (a)      The occurrence of December 31, 2020;

                     (b)      The unanimous vote of the Partners to dissolve, wind up, and liquidate the Partnership;

                     (c)      The Bankruptcy of the General Partner, provided that such Bankruptcy shall not constitute a Dissolution Event if the Partnership is continued pursuant to this Section 12.1;

                     (d)      A final determination that an event has occurred that makes it unlawful to carry on the business of the Partnership;

                     (e)      The withdrawal or removal of a General Partner, the assignment by a General Partner of its entire Interest or any other event that causes a General Partner to cease to be a general partner under the Act, provided that any such event shall not constitute a Dissolution Event if the Partnership is not dissolved or is continued pursuant to this Section 12.1; or (f) The failure of the Partnership to make distributions to Investor required to be made pursuant to Section 10.8(b)(ii)(2) hereof.

The Partners hereby agree that, notwithstanding any provision of the Act or the Delaware Uniform Partnership Law, the Partnership shall not dissolve prior to the occurrence of a Dissolution Event.

                    Upon the occurrence of any event set forth in Section 12.1(c) or 12.1(e) (other than an event described in Section 12.1(e) hereof that did not violate Section 11.1 hereof) hereof, the Partnership shall not be dissolved or required to be wound up if (x) at the time of such event there is at least one remaining General Partner and that General Partner carries on the business of the Partnership (any such remaining General Partner being hereby authorized to carry on the business of the Partnership), or (y) within ninety (90) days after such event all remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, of one or more additional General Partners (other than an Ineligible Person).

                    If it is determined, by a court of competent jurisdiction, that the Partnership has dissolved prior to the occurrence of a Dissolution Event, or if upon the occurrence of an event described in Section 12.1(c) or 12.1(e) hereof (other than an event described in Section 12.1(e) hereof that did not violate Section 11.1 hereof), the Partners fail to appoint a substitute General Partner effective as of such event and to agree to continue the business of the Partnership as provided in this Section 12.1, then within an additional one hundred and eighty (180) days after such determination or the last day of such ninety (90) day period, as the case may be (the "Reconstitution Period"), Investor may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a-new limited partnership on terms identical to those set forth in this Agreement and having as a general partner a Person elected by Investor (other than an Ineligible Person). Upon any such election by Investor, all Partners shall be bound thereby and shall be deemed to have consented thereto. Unless such an election is made within the Reconstitution Period, the Partnership shall wind up its affairs in accordance with Section 12.2 hereof. If such an election is made within the Reconstitution Period, then:

                          (i)       The reconstituted limited partnership shall continue until the occurrence of a Dissolution Event as provided in this Section 12.1;

                          (ii)      If the successor general partner is not a former General Partner, then the Interest of any former General Partner shall be treated thenceforth as the Interest of a Limited Partner; and

                          (iii)      All necessary steps shall be taken to cancel this Agreement and the Certificate and to enter into a new partnership agreement and certificate of limited partnership, and the successor general partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 13 hereof;

provided that the right of Investor to select a successor general partner and to reconstitute and continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an opinion of counsel that the exercise of the right would not result in the loss of limited liability of any Limited Partner and neither the Partnership nor the reconstituted partnership would cease to be treated as a partnership for federal income tax purposes upon the exercise of such right to continue.

               12.2      Winding Up.

               Upon the occurrence of a Dissolution Event (unless the Partnership is not to be wound up pursuant to Section 12.1 hereof), the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners and no Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership's business and affairs. To the extent not inconsistent with the foregoing, all covenants' and obligations in Agreement shall continue in full force and effect until such time as the Property has been distributed pursuant to this Section 12.2 and the Certificate has been cancelled in accordance with the Act. The General Partner (or any Person (other than an Ineligible Person) that may be appointed by Investor, in the event (i) there is no remaining General Partner, or (b) the Partnership is dissolved as the result of a dissolution event described in Section 12.1(c), 12.1(e) (other than an event described in Section 12.1(e) hereof that did not violate Section 11.1 hereof) or 12.1(f) hereof and the General Partner has not made the distributions required by this Section 12.2 within seventy-five (75) Business Days after the Dissolution Event Date with respect to such event) shall be responsible for overseeing the winding up and dissolution of the Partnership, shall take full account of the Partnership's liabilities and Property, shall cause the Property to be liquidated, subject to Section 5.3(l)(ii) hereof, as promptly as is consistent with obtaining the fair value thereof unless it elects to make distributions of all or any part of the Property in kind and except as otherwise provided in this Section 12.2, and shall cause the Property or the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed in the following order:

                     (a)      First, to creditors other than the General Partner but including Limited Partners who are creditors, to the extent otherwise permitted by law, in satisfaction of all of the Partnership's debts and liabilities (including without limitation any accrued but unpaid fee under the Fee Agreement) (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision or payment has been made and liabilities for distributions to Partners under sections 17-601 or 17-604 of the Act;

                     (b)      Second, to Investor in an amount equal to its accrued, unpaid Investor Guaranteed Payment;

                     (c)      Third, to the General Partner, in its capacity as a creditor of the Partnership, in satisfaction of all of the Partnership's debts and liabilities (whether by payment or the making of reasonable provision for payment thereof) (such liabilities in no event shall include amounts distributable pursuant to Section 4.1(b) hereof); and

                     (d)      The balance, if any, to the Partners in accordance with their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

          No General Partner shall receive any additional compensation for any services performed pursuant to this Section 12, other than compensation pursuant to Section 5.6(b) hereof. Each General Partner understands and agrees that by accepting the provisions of this Section 12.2 setting forth the priority of the distribution of the assets of the Partnership to be made upon its liquidation, such General Partner expressly waives any right which it, as a creditor of the Partnership, might otherwise have under the Act to receive distributions of assets pari passu with the other creditors of the Partnership in connection with a distribution of assets of the Partnership in satisfaction of any liability of the Partnership, and hereby subordinates to said creditors any such right.

          In connection with the winding up of the Partnership and the liquidation of its assets, the Schedule A Assets may be sold for their fair market value, whether or not such fair market value equals the projected value thereof on Schedule A.

Unless the Partners otherwise unanimously agree, undivided interests in each item of Property and proportionate share of cash (including cash from the disposition of Property) shall be distributed to the Partners in proportion to the respective balances in the Partners' Capital Accounts as determined pursuant to Section 12.2(d) hereof.

               12.3     Compliance With Certain Requirements of Regulations Deficit Capital Accounts.

                     (a)       In the event the Partnership is "liquidated" within the meaning of Regulations Section 1.704-1(b) (2) (ii) (q),

                          (i)      Distributions shall be made pursuant to this Section 12 to the Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-l (b) (2) (ii) (b) (2);

                          (ii)      If any General Partner's Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the year during which such liquidation occurs), such General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(3);

                          (iii)      If the Capital Account of Investor or any Person who is a successor to all or a portion of the Interest of Investor has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the year during which such liquidation occurs), such Person shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-l(b)(2)(ii)(b)(3); provided that, except as provided in the following sentence, the aggregate amount required to be so contributed by such Persons shall not exceed $49,100,000 and the amount required to be contributed by any such Person shall not exceed the product of $49,100,000 multiplied by a fraction that corresponds to the portion of such Interest then held by such Person. Notwithstanding the foregoing, (x) Investor can elect to increase above $49,100,000 the amount it is required to contribute to the Partnership to restore a deficit balance in its Capital Account, provided in all cases, however, that Investor only may elect to increase its deficit Capital Account restoration obligation above $49,100,000 to the extent it provides evidence reasonably satisfactory to the General Partner of its financial capacity to perform such additional obligation, and (y) to the extent it has so elected to increase its deficit Capital Account restoration obligation above $49,100,000, Investor also can elect to decrease such obligation to (1) an amount at least equal to its actual deficit Capital Account balance existing at the time of such election, if such actual deficit balance is more than $49,100,000 or (ii) an amount at least equal to $49,100,000, if such actual deficit balance is $49,100,000 or less.

                          (iv) If any Limited Partner (other than Investor or any successor to the Interest of Investor) has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), such Limited Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.

                     (b)      In the discretion of the General Partner, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to Section 12.2 hereof may be:

                          (i)      distributed to a trust established for the benefit of the Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the General Partner in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to Section 12.2 hereof; or (ii) withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld amounts shall be distributed to the Partners as soon as practicable.

The portion of the distributions that would otherwise have been made to the General Partner and the Limited Partners that is instead distributed to a trust pursuant to Section 12.3(b)(i) hereof or withheld to provide a reserve pursuant to Section 12.3(b)(ii) hereof shall be determined in the same manner as the expense or deduction would have been allocated if the Partnership had realized an expense equal to such amounts immediately prior to distributions being made pursuant to Section 12.2 hereof.

               12.4     Deemed Distribution and Recontribution.

               Notwithstanding any other provision of this Section 12, in the event the Partnership is liquidated within the meaning of Section 1.704-1 (b) (2) (ii) (q) of the Regulations but no Dissolution Event has occurred, the Property shall not be liquidated, the Partnership's liabilities shall not be paid or discharged, and the Partnership's affairs shall not be wound up. Instead, solely for federal income tax purposes, the Partnership shall be deemed to have distributed the Property in kind to the Partners, who shall be deemed to have assumed and taken subject to all Partnership liabilities, all in accordance with their respective Capital Accounts and, if the Capital Account of any Partner described in Sections 12.3 (a) (ii) and 12.3 (a) (iii) hereof has a deficit balance (after giving effect to all contributions, distributions, and allocations for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), such Partner shall (subject to the limitation set forth in Section 12.3(a)(iii) hereof with respect to Investor and its successors) contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-l (b) (2) (ii) (b) (3). Immediately thereafter, the Partners shall be deemed to have recontributed the Property in kind to the Partnership, which shall be deemed to have assumed and taken subject to all such liabilities.

               12.5     Rights of Partners.

               Except as otherwise provided in this Agreement or the Fee Agreement, (a) each Partner shall look solely to the assets of the Partnership for the return of its Capital Contribution and shall have no right or power to demand or receive property other than cash from the Partnership, and (b) no Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions, or allocations.

               12.6     Notice of Dissolution.

               In the event a Dissolution Event occurs or an event occurs that would, but for provisions of Section 12.1 hereof, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners and to all other parties with whom the Partnership regularly conducts business (as determined in the discretion of the General Partner) and shall publish notice thereof in a newspaper of general circulation in each place in which the Partnership regularly conducts business (as determined in the discretion of the General Partner).

               12.7     Allocations and Payments During Period of Liquidation.

               Upon the liquidation of the Partnership pursuant to Section 12.2, (w) the Fair Market Value of all Property shall be determined and the Gross Asset Values of such Property shall be adjusted pursuant to clause (ii) of the definition of "Gross. Asset Value" in Section 1.10 hereof as of the Dissolution Event Date, (x) Profits, Losses, Schedule A Asset Gain and other items of Partnership income, gain, loss or deduction for the period beginning on the first day of the Allocation Year during which the Dissolution Event Date occurs and ending on the Dissolution Event Date (including Profits, Losses and Schedule A Asset Gain resulting from the adjustment to Gross Asset Value of such Property to reflect the Fair Market Value of such Property on the Dissolution Event Date) shall be allocated pursuant to Section 3 hereof; (y) no Profits, Losses or Schedule A Asset Gain for the period beginning on the first day after the Dissolution Event Date shall be allocated to Investor (however, other required allocations, including those required by Regulation Section 1.704-l (b) (2) (iv) (f), Section 704(c) of the Code or Section 3.3 hereof (other than Section 3.3(j) hereof) shall continue to be made to Investor after the Dissolution Event Date); and (z) allocation of Profits, Losses, Schedule A Asset Gain and other items of Partnership income, gain, loss or deduction for the period beginning on the first day after the Dissolution Event Date shall continue to be made to Assetco and TIFC. The "Dissolution Event Date" means, in the case of a liquidation as a result of an event described in (a) Section 12.1(a) hereof, December 31, 2020, (b) Section 12.1(b) hereof, the date on which the vote referred to in Section 12.1(b) hereof occurs, (c) Section 12.1(c) hereof, the date on which General Partner enters Bankruptcy, (d) Section 12.1(d) hereof, the date on which the final determination is issued, (e) Section 12.1(e) hereof, the date on which the event described in Section 12.1(e) hereof occurs, or (f) Section 12.1(f) hereof, the Retirement Allocation Date.

SECTION 13. POWER OF ATTORNEY

               13.1 General Partner as Attorney-In-Fact.

                     (a)      Grant of Power. Each Partner hereby makes, constitutes, and appoints the General Partner and each successor General Partner, with full power of substitution and resubstitution, its true and lawful attorney-in-fact for it and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file, and record (a) all certificates of limited partnership, amended name or similar certificates, and other certificates and instruments (including counterparts of this Agreement) which the General Partner may deem necessary or appropriate to be filed by the Partnership under the laws of the State of Delaware or any other state or jurisdiction in which the Partnership is doing or intends to do business; (b) any and all amendments or changes to this Agreement and the instruments described in (a), as now or hereafter amended, which the General Partner may deem necessary or appropriate to effect a change or modification of the Partnership in accordance with the terms. of this Agreement, including, without limitation, amendments or changes to reflect (i) the exercise by the General Partner of any power granted to it under this Agreement; (ii) any amendments adopted by the Partners in accordance with the terms of this Agreement; (iii) the admission of any substituted Partner; and (iv) the disposition by any Partner of its Interest; and (c) all certificates of cancellation and other instruments which the General Partner may deem necessary or appropriate to effect the dissolution and termination of the Partnership pursuant to the terms of this Agreement; and (d) any other instrument which is now or may hereafter be required by law to be filed on behalf of the Partnership or is deemed necessary or appropriate by the General Partner to carry out fully the provisions of this Agreement in accordance with its terms. Each Partner authorizes each such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with any of the foregoing, hereby giving each such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with the foregoing as fully as such Partner communication sent by overnight courier, charges prepaid and addressed as follows, or to such other address as such Person may from time to time specify by notice to the Partners:

                     (a)      If to the Partnership, to the Partnership at the address set forth in Section 1.4 hereof with a copy sent to King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303-1763, Attention William F. Nelson.

                     (b)      If to the General Partner, to the address set forth in Section 2.1 hereof with a copy sent to King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303-1763, Attention William F. Nelson.

                     (c)      If to Assetco, to the address set forth in Section 2.2 hereof with a copy sent to 1600 Summer Street, Stamford, Connecticut 06927 Attn: Manager of Operations-Commercial Aviation.

                     (d)      If to Investor, to the address set forth in Section 2.2 hereof with a copy sent to Potomac Capital Investment Corporation, 900 19th Street, N.W., Suite 600, Washington, D.C. 20006, Attention: Contracts Administrator.

Any such notice delivered, mailed or dispatched shall become effective when received. A return receipt will be conclusive evidence of receipt. Any Person may from time to time specify a different address by notice to the Partnership and the Partners.

               14.2      Binding Effect.

               Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and their respective successors, transferees, and assigns.

               14.3     Construction.

               Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner. The terms of this Agreement are intended to embody the economic relationship among the Partners and shall not be subject to modification by, or be conformed with, any actions by the Internal-Revenue Service except as this Agreement may be explicitly so amended and except as may relate specifically to the filing of tax returns.

               14.4     Time.

               Time is of the essence with respect to this Agreement. might or could do personally, and hereby ratifying and confirming all that any such attorney-in-fact shall lawfully do or cause to be done by virtue thereof or hereof.

                     (b)      Form of Signature. To the extent the laws of any jurisdiction in which the Partnership engages in business requires that a limited partner sign, execute, certify, acknowledge, swear to, file, or record a certificate or other document, such certificate or other document shall be executed in the form set forth below:

	TIFD II INC., General Partner By: TIFD II INC., attorney-in-fact under Power of Attorney, dated December 2, 1993 By: Title:

               13.2     Nature as Special Power.

               The power of attorney granted pursuant to this Section 13:

                     (a)      Is a special power of attorney coupled with an interest and is irrevocable;

                     (b)      May be exercised by any such attorney-in-fact by listing the Partners executing any agreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Partners; and

                     (c)      Shall survive the Bankruptcy, insolvency, dissolution, or cessation of existence of a Partner and shall survive the delivery of an assignment by a Partner of the whole or a portion of its Interest, except that where the assignment is of such Partner's entire Interest and the assignee, with the consent of the General Partner, is admitted as a substituted Partner, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution.

SECTION 14. MISCELLANEOUS

               14.1     Notices.

               Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and sent by overnight courier, or by telephone or facsimile, if such telephone conversation or facsimile is followed by a hard copy of the telephone conversation or facsimile.

               14.5     Headings.

               Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

               14.6      Severability.

               Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. The preceding sentence of this Section 14.6 shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any Partner to lose the benefit of its economic bargain.

               14.7     Incorporation by Reference.

               Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is not incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.

               14.8      Further Action.

               Each Partner, upon the request of the General Partner, agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

               14.9      Variation of Pronouns.

               All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

               14.10      GOVERNING LAW.

               THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION OF ITS TERMS, AND THE INTERPRETATION OF THE RIGHTS AND DUTIES OF THE PARTNERS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

Each Partner hereby irrevocably submits itself to the nonexclusive jurisdiction of any Delaware State court and to the jurisdiction of the United States District Court for the District of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or the subject matter thereof brought by any Partner or the Partnership, respectively, and, to the fullest extent permitted by applicable law, hereby waives, and agrees not to assert, in any suit, action or proceeding, any defense in the nature of a claim of forum non conveniens. Each Partner hereby agrees that service of process in any such proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid to its address specified in Section 2 hereof.

               14.11      Waiver of Action for Partition: No Bill For Partnership Accounting.

               Each Partner irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Partnership Property. To the fullest extent permitted by law, each Partner covenants that it will not (except with the consent of the General Partner) file a bill for Partnership accounting.

               14.12      Counterpart Execution.

               This Agreement may be executed in any number of counterparts with the same effect as if all the Partners had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

               14.13      Sole and Absolute Discretion.

               Except as otherwise provided in this Agreement (including Section 5 hereof), all actions which the General Partner may take and all determinations which the General Partner may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of the General Partner, as the case may be.

               14.14      Specific Performance.

               Each Partner agrees with the other Partners that the other Partners would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and those monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the nonbreaching Partners may be entitled, at law or in equity, the nonbreaching Partners shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

               14.15      No Material Impairment.

               No Partner shall take any action that could impair materially such Partner's ability to perform its duties and obligations under this Agreement.

               14.16      Duties and Liabilities of Partners.

               The duties and liabilities of the Partners to each other and to the Partnership are governed by the terms of this Agreement.

               14.17 WAIVER OF JURY TRIAL.

               EACH PARTNER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR SUCH PARTNER'S ENTERING INTO THIS AGREEMENT.

               IN WITNESS WHEREOF, the parties have entered into this Amended and Restated Agreement of Limited Partnership as of the day first above set forth.

                [signatures follow on separate pages]

		GENERAL PARTNER: TIFD II INC. By: Eric M. Dull Title: Vice President
THIS IS A SIGNATURE PAGE TO THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AIRCRAFT LEASING ASSOCIATES, L.P. AND IS EXECUTED BY THE PARTY NAMED ABOVE IN ITS CAPACITY AS GENERAL PARTNER.
		LIMITED PARTNERS: TRANSPORTATION & INDUSTRIAL FUNDING CORPORATION By: John M. Breeley Title: Executive Vice President
THIS IS A SIGNATURE PAGE TO THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AIRCRAFT LEASING ASSOCIATES, L.P. AND IS EXECUTED BY THE PARTY NAMED ABOVE IN ITS CAPACITY AS LIMITED PARTNER.
		LIMITED PARTNERS (continued): POTOMAC AIRCRAFT LEASING CORPORATION By: Title:
THIS IS A SIGNATURE PAGE TO THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AIRCRAFT LEASING ASSOCIATES, L.P. AND IS EXECUTED BY THE PARTY NAMED ABOVE IN ITS CAPACITY AS LIMITED PARTNER.
SCHEDULE A
AGREED VALUE OF PROPERTY CONTRIBUTED BY TIFD II INC.
1981 Boeing 727-227 (N304AS)		$5,308,663
1981 Boeing 727-227 (N305AS)		$5,308,663
1984 MD82 (N69803)		$18,000,000
1984 MD82 (N16804)		$18,000,000
1988 Boeing 737-300 (N785MA)		$22,563,394
1988 Boeing 737-300 (N784MA)		$22,563,394
1988 Boeing 737-300 (N779MA)		$22,563,394
1988 Boeing 737-300 (N778MA)		$22,563,394
TOTAL		$136,870,902
SCHEDULE A-1

Schedule A Asset Projected Value

The projected value for any Schedule A Asset which is the subject of a proposed sale (the "Sale Asset"), shall be calculated at the time of such proposed sale in'accordance with the following formula:

PV = ((GPB/.98) + ($5,120,000/.8)+ ABV) * (AGV/RGV)

Where:

PV = the projected value of the Sale Asset at the time of the proposed sale of such asset;

ABV = a value equal to the aggregate current book value (as defined under section 1.704-l(b)(2)(b) of the Regulations) of all Schedule A Assets remaining prior to the proposed sale of the Sale Asset;

GPB = a value equal to (i) Investor's remaining invested capital (including accruals of unpaid Investor Guaranteed Payments) at the time of the proposed sale less (ii) the current capital account balance of Investor as of the date of the proposed sale;

AGV = the initial Gross Asset Value of the Sale Asset; and

RGV = the initial Gross Asset Value of all Schedule A Assets remaining in the Partnership prior to the proposed sale of the Sale Asset.

A table of projected values for the Schedule A Assets is attached (for informational purposes only) as Table A-1 attached to this Schedule A-i.

SCHEDULE B LIST OF APPRAISERS
Aircraft Information Services, Inc. Avitas BK Associates Morton Beyer & Associates Jordan Green
SCHEDULE C TERMS AND CONDITIONS OF GECC LOANS
Pursuant to paragraph (d) of the definition of Permitted Investments in Section 1.10 hereof, any GECC Loans shall include terms which do not vary in any material respects from the following:
GECC covenants and agrees that it will duly and punctually pay or cause to be paid the principal of and interest, if any, on each GECC Loan in accordance with the terms of such GECC Loan.